UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. ___)

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FOAMEX INTERNATIONAL INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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FOAMEX INTERNATIONAL INC.

1000 Columbia Avenue

Linwood, Pennsylvania 19061

Dear Stockholders:

On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2008 Annual Meeting of Stockholders of Foamex International Inc. (the “Company”), which will be held on July 18, 2008, at 10:00 a.m., local time, at the Company’s corporate headquarters located at 1000 Columbia Avenue, Linwood, Pennsylvania 19061 (the “Annual Meeting”). All holders of the Company’s outstanding common stock as of June 23, 2008 are entitled to vote at the Annual Meeting.

The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe the formal business to be transacted at the Annual Meeting. The Company’s Directors and Officers will be present at the Annual Meeting to respond to any questions you may have.

It is important that your stock be represented at the Annual Meeting. You may vote your proxy by telephone, Internet or by mail. Voting instructions are included on the enclosed proxy card.

Very truly yours,

EUGENE I. DAVIS

CHAIRMAN OF THE BOARD

FOAMEX INTERNATIONAL INC.

____________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD

July 18, 2008

____________________

To the Stockholders of Foamex:

Notice is hereby given that the 2008 Annual Meeting of Stockholders of Foamex International Inc., a Delaware corporation (the “Company”), will be held at the Company’s corporate headquarters located at 1000 Columbia Avenue, Linwood, Pennsylvania 19061, on July 18, 2008, at 10:00 a.m., local time. The matters to be considered and acted upon at the meeting, which are described more fully in the accompanying Proxy Statement, are:

(a)     To elect seven directors of the Company to serve until the 2009 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified;

(b)     To consider and act upon a proposal to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 28, 2008; and

(c)     To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Holders of common stock of record at the close of business on June 23, 2008 (the “Record Date”) are entitled to vote at the Annual Meeting and any adjournment thereof. A list of stockholders of the Company as of the Record Date will be available for inspection during business hours through July 17, 2008, at the Company’s offices, 1000 Columbia Avenue, Linwood, Pennsylvania 19061, and will also be available for inspection at the Annual Meeting.

Your vote is important. The Company encourages you to vote your proxy by telephone, Internet or mail. A toll-free number and web site address are included on your proxy card. If you elect to vote by mail, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed envelope which has been provided for your convenience and which requires no postage if mailed in the United States. Any stockholder present at the Annual Meeting may revoke his or her proxy, and vote personally on all matters brought before the Annual Meeting.

By Order of the Board of Directors,

JOHN G. JOHNSON, JR.

PRESIDENT AND CHIEF EXECUTIVE OFFICER

JUNE 18, 2008

TABLE OF CONTENTS

GENERAL INFORMATION ABOUT THE MEETING AND VOTING	1
Purpose of the Meeting	1
Record Date and Voting Shares	1

STOCK OWNERSHIP	3
Certain Beneficial Owners and Management	3
Section 16(a) Beneficial Ownership Reporting Compliance	4

PROPOSAL ONE – ELECTION OF DIRECTORS	5
Nominees	5

CORPORATE GOVERNANCE	7
Board of Directors	7
Committees of the Board of Directors	7
Stockholder Communications with the Board of Directors	8
Code of Ethics	8
Compensation of Directors	8
Executive Officers	9
Compensation Committee Interlock and Insider Participation	10
Certain Relationships and Related Transactions	11

EXECUTIVE COMPENSATION	13
Report of the Compensation Committee on Executive Compensation	13
Compensation Discussion and Analysis	14
Summary Compensation Table	19
2007 All Other Compensation Components	20
Outstanding Equity Awards at Fiscal Year-End 2007	21
Grant of Plan-Based Awards for 2007	23
Option Exercises for 2007	23
Pension Benefits	24
Current Employees	24
Former Employees	29
Stock Option Plans	31

PROPOSAL TWO – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	31
Selection of Independent Registered Public Accounting Firm	31
Audit, Audit-Related, Tax and Other Fees	32
Pre-approval Policy	32

OTHER INFORMATION	32
Stockholder Proposals for 2009	32
Other Business	33

APPENDIX A	34
Audit Committee Report	34

FOAMEX INTERNATIONAL INC.

1000 Columbia Avenue

Linwood, Pennsylvania 19061

______________________

PROXY STATEMENT

______________________

2008 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Foamex International Inc., a Delaware corporation (the“Company”), for use at the 2008 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held on July 18, 2008, at 10:00 a.m., local time, at the Company’s corporate headquarters, 1000 Columbia Avenue, Linwood, Pennsylvania 19061, or at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. It is expected that the Notice of Annual Meeting of Stockholders, this Proxy Statement and the enclosed proxy card will be mailed to stockholders entitled to vote at the Annual Meeting commencing on or about June 25, 2008.

Any stockholder or stockholder’s representative who, because of a disability, may need special assistance or accommodation to allow him or her to participate at the Annual Meeting may request reasonable assistance or accommodation from the Company by contacting Foamex International Inc., Investor Relations, 1000 Columbia Avenue, Linwood, Pennsylvania 19061, (610) 859-3000. To provide the Company sufficient time to arrange for reasonable assistance, please submit all requests by July 16, 2008.

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

PURPOSE OF THE MEETING

The purpose of the Annual Meeting is to vote on the following:

1.	To elect seven directors, each to serve for a term of one year until the 2009 Annual Meeting of Stockholders; and

2.	To ratify the selection of our independent registered public accounting firm for our fiscal year ending December 28, 2008.

RECORD DATE AND VOTING OF SHARES

Stockholders can ensure that their shares will be represented at the Annual Meeting by voting by proxy. To vote by proxy, stockholders may use the telephone or the Internet or may elect to complete and mail the enclosed proxy card. Instructions for each of the voting methods are included on the enclosed proxy card. The submission of a proxy will not affect a stockholder’s right to attend the Annual Meeting and vote in person. Stockholders who execute proxies retain the right to revoke them at any time before theyare voted by filing with the Secretary of the Company a written revocation or a proxy bearing a later date. The presence at the Annual Meeting of a stockholder who has signed a proxy does not itself revoke that proxy unless the stockholder attending the Annual Meeting files written notice of revocation of the proxy with the Secretary of the Company at any time prior to the voting of the proxy.

Except for the election of directors to the Board of Directors, all proposals described in this Proxy Statement require the approval of a majority of the shares of common stock entitled to vote and present at the meeting, either in person or by proxy. Directors shall be elected by a plurality of the votes cast by holders of shares entitled to vote and present at the meeting, either in person or by proxy. Broker non-votes will be counted only for purposes of determining whether a quorum is present at the Annual Meeting and will have no effect on the vote for any matter scheduled to be considered at the Annual Meeting. A broker “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have authority to vote for that particular item and has not received instructions from the beneficial owner. Shares represented by a proxy card voted as abstaining on any of the proposals will be treated as shares present and entitled to vote that were not cast in favor of a particular matter, and thus will have the effect of votes against that matter. Proxies will be voted as specified by the stockholders. Where specific choices are not indicated, proxies will be voted FOR the election of directors and the proposals submitted for approval. The proxy voting procedures provide stockholders the opportunity to withhold voting for any or all nominees to the Board of Directors or to abstain from voting for any proposal if the stockholder chooses to do so.

The Board of Directors has fixed the close of business on June 23, 2008 as the record date (the “Record Date”) for the determination of the stockholders of the Company who are entitled to receive notice of and to vote at the Annual Meeting.

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the issued and outstanding common stock is necessary to constitute a quorum. The holders of common stock are entitled to one vote for each share held on the Record Date.

STOCK OWNERSHIP

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of June 6, 2008, regarding the beneficial ownership of common stock by (i) each stockholder who is known by the Company to own more than 5% of the outstanding shares of common stock, (ii) each director, (iii) each executive officer named in the Summary Compensation Table and (iv) all directors and executive officers employed as of June 6, 2008 as a group. Except as otherwise indicated, each stockholder has (i) sole voting and investment power with respect to such stockholder’s shares of stock, except to the extent that authority is shared by spouses under applicable law and (ii) record and beneficial ownership with respect to such stockholder’s shares of stock.

Name and Address of Beneficial Owners	Beneficial Ownership (1)
	Number of Shares	% of Class
D. E. Shaw Laminar Portfolios, L.L.C. (6) 120 West Forty-Fifth Street, 39th Floor, Tower 45 New York, NY 10036	21,767,377	50.1%
Goldman, Sachs & Co. (7) 85 Broad Street New York, NY 10004	12,729,421	34.8%
Sigma Capital Associates, Inc. (8) 777 Long Ridge Road Stamford, CT 06902	2,296,907	8.0%
Marathon Asset Management, LLC 461 Fifth Avenue, 10th Floor New York, NY 10017	2,235,913	7.8%
Greywolf Capital Management LP 4 Manhattanville Road, Suite 201 Purchase, NY 10577	1,453,195	5.1%
John G. Johnson, Jr. (2) (3) (9)	1,177,132	4.1%
Robert B. Burke (2) (3) (4)	127,426	*
Seth Charnow (2) (3) (5)	111,334	*
Eugene I. Davis (2) (3)	246,561	*
Thomas M. Hudgins (2) (3)	137,772	*
David J. Lyon (2) (5)	71,795	*
Gregory E. Poling (2) (3)	127,426	*
Paul A. Haslanger (2) (3)	21,625	*
Darrell Nance (2) (3)	129,617	*
Andrew M. Thompson (2) (3)	211,231	*
Robert M. Larney (2)	399,148	1.4%
All executive officers and directors as a group (as of June 6, 2008) (13 persons) (2)(3)	3,094,787	10.8%

____________________

*	Less than 1%.

(1)

Each named person is deemed to be the beneficial owner of securities which may be acquired within 60 days of June 6, 2008 through the exercise of options, convertible securities and such securities are deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by such person. However, any such shares are not deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by any other person, except as noted.

(2)	Address is c/o Foamex International Inc., 1000 Columbia Avenue, Linwood, PA 19061.

(3)

Includes shares of common stock issuable upon exercise of options granted under the Company’s 1993 Stock Option Plan, 2002 Stock Award Plan and 2007 Management Incentive Plan (as defined below), which have vested or will vest within 60 days of June 6, 2008. In the above table, (i) 2,075 of such shares have been included for Mr. Hudgins, (ii) 992 of such shares have been included for Mr. Burke, Mr. Charnow, Mr. Davis and Mr. Poling, (iii) 14,172 of such shares have been included for Mr. Johnson, (iv) 21,625 of such shares have been included for Mr. Haslanger, (v) 42,859 of such shares are included for Mr. Nance, (vi) 22,229 of such shares have been included for Mr. Thompson, and (vii) 117,802 of such shares have been included for all executive officers and directors as a group.

(4)

Mr. Burke is employed by Par-Four Investment Management, LLC, but has disclaimed beneficial ownership of any shares held by Par-Four Investment Management, LLC, except to the extent of his pecuniary interest therein.

(5)

Mr. Charnow and Mr. Lyon are vice presidents at D. E. Shaw, which is an affiliate of and the investment adviser to D. E. Shaw Laminar Portfolios, L.L.C.  Mr. Charnow and Mr. Lyon disclaim any beneficial ownership that may be attributable to them as a result of their affiliation with D. E. Shaw Laminar Portfolios, L.L.C.

(6)

Includes 14,864,540 shares of common stock issuable upon conversion of approximately 9,662 shares of our Series D preferred stock (assuming a conversion price per share equal to the rights offering price ($0.65)), which shares are presently convertible.

(7)

Includes 7,952,360 shares of common stock issuable upon conversion of approximately 5,169 shares of our Series D preferred stock (assuming a conversion price per share equal to the rights offering price ($0.65)).

(8)

Excludes 5,644,637 shares of common stock issuable upon conversion of the approximately 3,669 shares of Series D preferred stock (assuming a conversion price equal to the rights offering price ($0.65)).  Pursuant to the terms of the Equity Cure Letter between the Company and Sigma, such shares of Series D preferred stock are not convertible into shares of common stock to the extent such conversion would cause Sigma’s beneficial ownership of common stock to exceed 9.9%.  If all such shares of Series D preferred stock were immediately convertible into shares of common stock, Sigma would beneficially own 7,941,544 shares of our common stock, representing approximately 23.2% of such shares.

(9)	Includes 8,125 shares held in an Individual Retirement Account.

FILINGS UNDER SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires executive officers and directors, and persons who beneficially own more than 10% of the Company’s common stock, to file initial reports of ownership and reports of changes of ownership with the SEC. Executive officers, directors and greater than 10% beneficial owners are required by Securities Exchange Commission (the “SEC”) regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on the Company’s review of the copies of such forms furnished to the Company and written representations from the executive officers, directors and greater than 10% beneficial owners, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% owners were complied with.

PROPOSAL ONE

ELECTION OF DIRECTORS

NOMINEES

Seven directors have been nominated by the Board of Directors for election and to serve in such capacity for a term of one year until the 2009 Annual Meeting of Stockholders or until their successors have been duly elected and qualified.

Unless otherwise specified in the proxy, it is the intention of the persons named in the proxies solicited by the Board of Directors to vote FOR the seven nominees whose biographies are set forth below. If events not now known or anticipated make any of the nominees unable to serve, the proxies will be voted, at the discretion of the holders thereof, for other nominees supported by the Board of Directors in lieu of those unable to serve.

Name	Age and Biographical Information
ROBERT B. BURKE

Robert B. Burke, 47, has been a director of the Company since February 2007. Mr. Burke is the Founder and Chief Executive Officer of Par-Four Investment Management, LLC (formerly Par IV Capital Management, LLC), an asset management company that manages hedge funds, collateralized debt obligations, and separate managed accounts specializing in credit and distressed assets. Prior to founding Par-Four Investment Management, LLC, in 2003, Mr. Burke was a Managing Director at Lehman Brothers where he held the position of Global Head of High Yield, Distressed, and Leveraged Loan Sales. Mr. Burke holds a BS in accounting from Villanova University.

SETH CHARNOW

Seth Charnow, 32, has been a director of the Company since February 2007. Since July 2005, Mr. Charnow has been employed by D. E. Shaw & Co., L.P. (“D. E. Shaw”), a private investment advisory firm, where he currently serves as a vice president. From 2000 to 2003, Mr. Charnow worked as an associate at Fenway Partners, Inc., a private equity firm focused on control investments in branded consumer and manufacturing businesses. From 1998 to 2000, Mr. Charnow was a financial analyst in the mergers and acquisitions group at Bear, Stearns & Co., Inc. Mr. Charnow holds both a BS in economics and an MBA from the Wharton School of the University of Pennsylvania.

EUGENE I. DAVIS

Eugene I. Davis, 53, has been a director of the Company since February 2007. Mr. Davis has been Chairman and Chief Executive Officer of PIRINATE Consulting Group, LLC, a privately-held consulting firm specializing in turn-around management, merger and acquisition consulting, hostile and friendly takeovers, proxy contests and strategic planning advisory services for domestic and international public and private business entities, since 1997. Prior to forming PIRINATE in 1997, Mr. Davis served as President, Vice-Chairman and Director of Emerson Radio Corp, and Chief Executive Officer and Vice-Chairman of Sport Supply Group, Inc. Mr. Davis began his career as an attorney and international negotiator with Exxon Corporation and Standard Oil Company (Indiana) and as a partner in two Texas-based law firms where he specialized in corporate/securities law, international transactions and restructuring advisory. Mr. Davis is a director of Delta Air Lines, Inc., Knology, Inc., PRG-Schultz International, Inc., Silicon Graphics, Inc. and American Commercial Lines Inc. Mr. Davis is also Chairman of the Board of Directors of Atlas Air Worldwide Holdings, Inc. Mr. Davis holds a BA from Columbia College, a Masters of International Affairs (MIA) in International Law and Organization from the School of International Affairs of Columbia University and a JD from the Columbia Law School.

THOMAS M. HUDGINS

Thomas M. Hudgins, 68, has been a director of the Company since November 2004. Mr. Hudgins retired as a partner from Ernst & Young LLP in 2002. While with the firm, he held various senior management positions, including Managing Partner of the New York office and lead partner of the New York office’s financial services practice. Mr. Hudgins also served on the firm’s international executive committee for its global financial services practice and was a member of the predecessor firm’s Accounting and Auditing Standards Committee and Board of Partners. Mr. Hudgins joined Ernst & Young’s predecessor firm in 1963. Mr. Hudgins currently serves as a member of the Board of Directors of The Bridge Inc., a non-profit entity. Mr. Hudgins holds a BS from Davidson College and a MBA from Harvard Business School.

JOHN G. JOHNSON, JR.

John G. Johnson, Jr., 67, has been a director, President and Chief Executive Officer of the Company since September 2007 and a director and Chief Executive Officer from April 2007 to September 2007. From February 2001 to April 2007, Mr. Johnson had his own management consulting practice specializing in turnaround initiatives. Mr. Johnson currently serves as the Non-Executive Chairman of GenTek Inc., a manufacturer of industrial components and performance chemicals. Mr. Johnson served as President and Chief Executive Officer of the Company (Foamex) from 1999 to 2001. Prior to joining the Company, Mr. Johnson was Director, President and Chief Executive Officer of Safety-Kleen Corp., an environmental services company, from 1995 to 1997. Mr. Johnson also served as President, Chief Operating Officer and director of Safety-Kleen Corp. from 1993 to 1995. From 1982 to 1992, Mr. Johnson held several executive positions with ARCO Chemical Company, a worldwide manufacturer and marketer of propylene oxide and derivatives and other intermediate chemicals, including Senior Vice President and Director, and President of ARCO Chemical Americas, beginning in 1987. Mr. Johnson began his career with the Atlantic Richfield Company, the parent of ARCO Chemical, in 1958. Mr. Johnson holds a BS in Chemical Engineering from Drexel University and a MBA from the LeBow College of Business of Drexel University. Mr. Johnson also completed the Program for Management Development at the Harvard Business School and the Executive Seminar for Humanistic Studies at the Aspen Institute.

DAVID J. LYON

David J. Lyon, 35, has been a director of the Company since April 2008. Mr. Lyon is a Vice President of D. E. Shaw & Co., L.P. and focuses on the firm’s special situations private equity strategy. From 2000 to 2007, Mr. Lyon was a managing director of The Cypress Group, a New York-based private equity firm, where he focused primarily on the media, entertainment, and leisure/lodging sectors. Before working at Cypress, he held positions at Goldman, Sachs & Co. and Och-Ziff Capital Management Group. Mr. Lyon also serves on the Board of Directors of Owens Corning. Mr. Lyon received his MBA from Harvard Business School in 1999 and his BA from the University of Notre Dame in 1994.

GREGORY E. POLING

Gregory E. Poling, 52, has been a director of the Company since February 2007. Mr. Poling is a Vice President of W. R. Grace & Co. (“Grace”) and President of the Grace Davison operating segment. Mr. Poling was promoted to his current position in March 2005, after 28 years with Grace. Mr. Poling has responsibility for Grace Davison’s Refining Technologies, Specialty Catalysts, Engineered Materials and Discovery Sciences product groups and is a board member of Advanced Refining Technologies, a joint venture between Grace and Chevron. In August 1999, Mr. Poling was appointed Vice President and General Manager of silica products worldwide. Mr. Poling graduated from Denison University with a BS in history and has completed the MIT Sloan School of Management executive program and the Babson College entrepreneurial management program.

The Board of Directors unanimously recommends a vote “FOR” election of each of the nominees listed above.

CORPORATE GOVERNANCE

BOARD OF DIRECTORS

The Board of Directors is responsible for the management and direction of the Company and for establishing broad corporate policies. The Board of Directors held 16 meetings during the fiscal year ended December 30, 2007. No director attended fewer than 75% of the Board and applicable committee meetings scheduled during 2007. The Company encourages directors to attend the Annual Meeting of Stockholders.

Upon election of the proposed slate, a majority of the members of our Board of Directors will be independent pursuant to Rule 4200 of the Nasdaq Stock Market listing standards. Our Board of Directors determined the independence of each of the below based after considering all relationships of such director which could potentially interfere with the exercise of independent judgment in carrying out the responsibilities of a director, including, the equity commitment agreement. Our Board of Directors has determined that the following directors are independent pursuant to Rule 4200 of the Nasdaq Stock Market listing standards: Robert B. Burke, Seth Charnow, Eugene I. Davis, David J. Lyon, Thomas M. Hudgins, and Gregory E. Poling.

Our corporate governance guidelines provide that our Board of Directors will hold regularly scheduled meetings of independent directors in executive session. Such meetings will be presided over by the Chairman of the Board, Audit Committee, Compensation Committee or Special Committee, as determined by the independent directors based on the anticipated agenda for the meetings.

COMMITTEES OF THE BOARD OF DIRECTORS

The standing committees of the Board of Directors are the Audit Committee and the Compensation Committee. The following table summarizes the current membership for each of our committees. The principal responsibilities of each committee are described below.

Director	Audit	Compensation
Robert B. Burke		Chair
Seth Charnow		X
Eugene I. Davis	X
Thomas M. Hudgins	Chair	X
John G. Johnson, Jr.
David J. Lyon
Gregory E. Poling

Audit Committee. The Audit Committee held 7 meetings in 2007. The Audit Committee is currently comprised of non-employee directors, both of whom are independent, as determined by the Board of Directors, pursuant to Rule 4200 of the Nasdaq Stock Market listing standards and under applicable listing requirements. The Audit Committee is responsible for, among other things, overseeing the Company’s financial reporting process as more fully described in its charter. The Audit Committee consults with management and the Company’s independent accountants and internal auditors during the year on matters related to the annual audit, internal controls, the published financial statements, and the accounting principles and auditing procedures being applied. The Audit Committee also appoints a firm of independent certified public accountants to serve as the Company’s independent accountants, authorizes all audit fees and other professional services rendered by the independent accountants and periodically reviews the independence of the accountants. The Audit Committee has a charter, a copy of which is posted on the Investor Relations section on the Company’s website located at http://www.foamex.com/auditcharter2007.htm. See Appendix A for a copy of the Report of the Audit Committee.

The Board of Directors has determined that all members of the Audit Committee are financially literate and have financial management expertise, as the Board of Directors has interpreted such qualifications in its business judgment. In addition, the Board of Directors has designated each member of the Audit Committee as an audit committee financial expert as defined in Item 407 of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Compensation Committee. The Compensation Committee held 7 meetings in 2007. The Compensation Committee is currently comprised of non-employee directors. All three members of the Compensation Committee are independent, as determined by the Board of Directors, pursuant to Rule 4200 of the Nasdaq Stock Market listing standards.

The Compensation Committee reviews, approves and/or recommends compensation to executive officers and other key employees and awards under the Foamex International Inc. 2002 Stock Award Plan, as amended and restated (the “2002 Stock Award Plan”) and the Foamex International Inc. 2007 Management Incentive Plan (the “MIP”). The Compensation Committee has a charter, a copy of which is posted on the Investor Relations section on the Company’s website located at http://www.foamex.com/compcharter2007.htm.

Special Committee. In September 2007, the Board of Directors formed the Special Committee. The Special Committee held 6 meetings in 2007. The Special Committee is currently comprised of Thomas M, Hudgins, who serves as its Chair, Eugene I. Davis and Gregory E. Poling. All three members of the Special Committee are independent, as determined by the Board of Directors, pursuant to Rule 4200 of the Nasdaq Stock Market listing standards.

The Special Committee is responsible for overseeing all aspects of the Company’s previously-announced rights offering and second lien offering. In connection with same, the Special Committee engaged an investment banker to assist in the negotiation of the material terms of the transactions. The Special Committee was also responsible for supervising management and the investment banker in obtaining amendments to the Company’s credit agreements to allow for the rights offering and second lien offering to proceed.

Nominating and Governance Committee.  The Company’s common stock is not listed on an exchange and as such the Company is not subject to a requirement to have a separate Nominating and Governance Committee.  The Board of Directors has to date not found it necessary or beneficial to create such a committee.  The entire Board of Directors consider nominees for election or appointment to the Board of Directors and carries out other responsibilities which fall into the Nominating and Governance area.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders and others who wish to communicate with the Board of Directors as a whole, or to individual directors may write to them at: Foamex International Inc., 1000 Columbia Avenue, Linwood, PA 19061, Attention: Secretary. All communications sent to this address will be shared with the Board of Directors or the individual director, if so addressed.

CODE OF ETHICS

The Company has adopted a Code of Ethics which applies to directors, officers, senior management, and certain other employees of the Company, including its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The Code of Ethics is available under the “Investor Relations” section on the Company’s web site located at http://www.foamex.com/codeethics.php. The Company will post all amendments and waivers to its Code of Ethics applicable to its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions on its web site and will make all applicable filings with the SEC related thereto.

COMPENSATION OF DIRECTORS

Cash compensation in 2007 for non-employee directors included the following components: (i) Annual Retainer - $30,000 cash payment; (ii) Equity Awards - $35,000 in common stock and $35,000 in stock options; (iii) meeting fees - $1,500 for each board or committee meeting attended in person and $750 per telephonic conference call meeting; (iv) Committee Chair Fee - $10,000 per year for Audit Committee Chairman; $5,000 per year for Compensation Committee Chairman and Special Committee Chairman, and (v) Chairman Fee - $50,000 per year ($25,000 in cash and $25,000 in stock). In addition, directors are reimbursed reasonable out-of-pocket expenses in connection with travel to and attendance at board and committee meetings, and other corporate business. The following table includes 2007 compensation amounts for each non-employee director of the Company.

2007 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (a)	Option Awards ($)(b)	All Other Compensation ($)(c)	Total
S. Dennis N. Belcher (d)	750		9,679		10,429
Robert B. Burke (e)	65,000	27,030	3,383		95,413
Seth Charnow (e)(f)	54,500	27,030	3,383		84,913
John C. Culver (d)	1,500		2,194		3,694
Eugene I. Davis (e)	82,000	46,339	3,383		131,722
Robert J. Hay (d)	1,500		6,937	53,328	61,765
Thomas M. Hudgins	84,500	27,030	8,935		120,465
David A Lieberman (d)	1,500		2,541		4,041
Gregory E. Poling (e)	53,000	27,030	3,383		83,413
Raul J. Valdes-Fauli (d)	750		5,853		6,603

(a)

Amounts shown under Stock Awards reflect the dollar amounts recognized for financial statement purposes for 2007 in accordance with Statement of Financial Accounting Standards No. 123R “Share-Based Payment” and are computed using the fair market value of the common stock granted on July 20, 2007.

(b)

Amounts shown under Option Awards reflect the dollar amounts recognized for financial statement purposes for 2007 in accordance with Statement of Financial Accounting Standards No. 123R “Share-Based Payment” and are computed using the valuation assumptions included in Note 13 to our consolidated financial statements.

(c)	Amounts shown under Other Compensation reflect payments to Mr. Hay pursuant to his consulting agreement, which was terminated in 2007.

(d)	Resigned from the Board of Directors on February 12, 2007.

(e)	Joined the Board on February 12, 2007.

(f)	Compensation that Mr. Charnow is entitled to receive for his services as a director is paid to D. E. Shaw.

EXECUTIVE OFFICERS

The following table sets forth the name, age and position or positions held by each executive officer of the Company, as of June 23, 2008.

Name	Age	Position(s) Held
John G. Johnson, Jr.	67	President and Chief Executive Officer
Paul A. Haslanger	61	Executive Vice President, Engineering and Technology
Robert M. Larney	56	Executive Vice President and Chief Financial Officer
Darrell Nance	55	Executive Vice President, Corporate Sales
Donald W. Phillips	42	Executive Vice President, Automotive Products
David J. Prilutski	54	Executive Vice President and Chief Operating Officer
Andrew M. Thompson	44	Executive Vice President, Business Management and Marketing

Executive officers are elected by the Board of Directors and hold office until their successors have been duly elected and qualified or until their earlier resignation or removal from office. A brief biography of each executive officer of the Company is provided below (other than Mr. Johnson, whose biography is included above under “Election of Directors - Nominees”).

Paul A. Haslanger has been Executive Vice President, Engineering and Technology since September 2007. From October 2002 to September 2007, Mr. Haslanger served as Executive Vice President, Manufacturing. From February 1993 to October 2002, Mr. Haslanger was Senior Vice President of Manufacturing. From October 1984 to February 1993, Mr. Haslanger was Vice President of Manufacturing for the Company and a predecessor to the Company.

Robert M. Larney has been Executive Vice President and Chief Financial Officer since August 2007. Prior to joining the Company, Mr. Larney held several positions with subsidiaries of the Rieter Group, including Executive Vice President and Chief Financial Officer of Business Group America of Rieter Automotive Systems from 2004 to July 2007, and Vice President and Chief Financial Officer of both Magee Rieter Automotive Systems and Magee Industrial Enterprises from 2000 to 2004. From 1996 to 2000, Mr. Larney served as the Chief Financial Officer of Lutron Electronics Company, Inc. From 1986 to 1996, Mr. Larney held several positions at Ingersoll-Rand Company, most recently as Treasurer, Ingersoll-Rand Canada and Ingersoll-Rand Japan. From 1981 to 1986, Mr. Larney held several positions in the finance area at FMC Corporation.

Darrell Nance has been Executive Vice President of Corporate Sales since December 2007. From March 1998 to December 2007, Mr. Nance served as Executive Vice President, Foam Products (Western Region). From 1995 to 1997, Mr. Nance served as Vice President and General Manager of West Coast Operations of Crain Industries, Inc., a polyurethane foam manufacturer that was acquired by the Company in December 1997.

Donald W. Phillips has been Executive Vice President, Automotive Products since June 2004. From May 2003 to June 2004, Mr. Phillips was a principal of Advanced Materials Group, LLC, a company engaged as a sales representative for manufacturers in the automotive supply chain. From March 1997 to May 2003, Mr. Phillips was a Senior Account Manager in the Company’s Automotive Products business unit.

David J. Prilutski has been Executive Vice President and Chief Operating Officer since April 2008. From 2006 to 2008, Mr. Prilutski served as President of Lyondell Europe where he had overall responsibility for the European region plus global P&L responsibility for Lyondell Chemical Company’s (“Lyondell”) styrene and isocyanate (TDI) businesses. From 2003 to 2005, Mr. Prilutski held the position of Vice President, Supply Chain, in which he had global responsibility for logistics, procurement, customer support, warehousing, inventory management systems and distribution. From 2000 to 2003, Mr. Prilutski held the position of Director, Research and Development, for Lyondell, where he was responsible for process and product research and development for Lyondell’s chemicals businesses. From January 2000 to July 2000, Mr. Prilutski served as Senior Vice President and Acting Chief Financial Officer of Foamex International Inc. Earlier in his career, Mr. Prilutski held a number of varied assignments and roles of increasing responsibility with Arco Chemical Company, a predecessor to Lyondell, in marketing, sales, strategic planning, finance, research and development, manufacturing and engineering disciplines.

Andrew M. Thompson has been Executive Vice President, Business Management and Marketing since September 2007. From May 2005 to September 2007, Mr. Thompson served as Executive Vice President, Foam and Technical Products. From January 2003 to May 2005, Mr. Thompson was Executive Vice President, Technical Products. From January 2000 to January 2003, Mr. Thompson was Senior Vice President, Research & Development. Prior to joining the Company, Mr. Thompson spent 10 years at Lyondell/ARCO Chemical where he held various positions in polyurethane-related areas, most recently as Technology Manager, Polyurethane Research & Development since 1995.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2007 the Compensation Committee was comprised of Robert B. Burke, who served as its Chair, Seth Charnow and Thomas M. Hudgins. The Company is not aware of any executive officers of the Company who have served on the board of directors or compensation committee of another company at any time during which an executive officer of such other company served on the Company’s Board of Directors and/or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a summary of material transactions between the Company and our affiliates entered into or continuing since January 1, 2007. Payments to affiliates by Foamex L.P., the Company’s principal operating subsidiary, and its subsidiaries in connection with any of these transactions are governed by the provisions of the credit agreements and indentures for Foamex L.P.’s public debt securities, which generally provide that these transactions be on terms comparable to those generally available in equivalent transactions with third parties.

Consulting Services—Mr. Hay

Under a consulting agreement, dated April 24, 2001, as amended on February 27, 2005, between the Company and Robert J. Hay, a former director of the Company, Mr. Hay performed consulting services and advised on business and manufacturing initiatives for the Company. The consulting agreement was for an initial two-year term and was renewable automatically for successive one-year terms. Under the consulting agreement, as amended, Mr. Hay received a fee of $6,666.66 per month in addition to reimbursement for expenses incurred in connection with providing the consulting services.

The Company terminated the consulting agreement with Mr. Hay effective November 12, 2007. A total of $53,328 was paid to Mr. Hay under the consulting agreement in 2007. This fee was in addition to the fees Mr. Hay received for serving as a director of the Company.

Technology Sharing Arrangements

In December 1992, Foamex L.P., Recticel and Beamech Group Limited (“Beamech”), an unaffiliated third party, formed a Swiss corporation, Prefoam AG, to develop new manufacturing technology for the production of polyurethane foam. Each of Foamex L.P., Recticel and Beamech contributed or caused to be contributed to such corporation a combination of cash and technology valued at $1.5 million, $3.0 million and $1.5 million, respectively, for a 25%, 50% and 25% interest, respectively, in the corporation. Foamex L.P., Recticel and their affiliates have been granted a royalty-free license to use certain technology, and it is expected that the corporation will license the use of such technology to other foam producers in exchange for royalty payments. Foamex L.P. and Recticel have exchanged know-how, trade secrets, engineering and other data, designs, specifications, chemical formulations, technical information and drawings which are necessary or useful for the manufacturing, use or sale of foam products.

Equity Cure Letters

On February 13, 2008, each of D. E. Shaw Laminar Portfolios, L.L.C (“D. E. Shaw”), Sigma Capital Associates, LLC (“Sigma”) and Goldman, Sachs & Co. (“Goldman”, collectively with D. E. Shaw and Sigma, the “Curing Significant Equityholders”) delivered equity cure letters (the “Equity Cure Letters”) to the Company, pursuant to which they gave commitments to purchase, if requested to do so by the Company and subject to certain conditions, in cash, either (i) shares of the Company’s Series D preferred stock , par value $0.01 per share (the “Series D Preferred Stock”) (a new series of the Company’s convertible preferred stock that would be issued), (ii) shares of the Company’s Series E preferred stock, par value $0.01 per share (the “Series E Preferred Stock”) (a new series of the Company’s preferred stock that would be issued), or (iii) any combination of Series D Preferred Stock or Series E Preferred Stock, for an aggregate amount of up to $20 million. The commitments in the Equity Cure Letters were provided in order to facilitate the Company’s ability pursuant to the Credit Agreements (as defined below) or the Revolving Credit Agreement, dated as of February 12, 2007, by and among the Company, Foamex L.P. and the other guarantors named thereto, Bank of America, N.A., as Administrative Agent and Collateral Agent, and the lenders and other parties named thereto (the “Revolver”), as applicable, to comply with its financial covenants under Credit Agreements or the Revolver, as applicable, with respect to the relevant fiscal quarter.

On April 17, 2008, the Company exercised its option under the Equity Cure Letters to require each of the Curing Significant Equityholders to purchase shares of its capital stock for an aggregate consideration of $18.5 million. Each of the Curing Significant Equityholders elected to purchase shares of Series D Preferred Stock. On April 18, 2008, the Company filed the Certificate of Designations to create the Series D Preferred Stock. On April 22, 2008, the Company issued an aggregate of 18,500 shares of Series D Preferred Stock to the Curing

Significant Equityholders. The Company intends to use the contributions pursuant to the Equity Cure Letters to fund ordinary course expenditures, and not to prepay any debt (whether revolver, term or other).

Equity Commitment Agreement

On April 1, 2008, the Company entered into an Equity Commitment Agreement (the “Equity Commitment Agreement”) with D. E. Shaw, Sigma, CGDO, LLC (as agent and on behalf of Chilton Global Distressed Opportunities Master Fund, L.P.) and Q Funding III, L.P. (together with CGDO, LLC, “Chilton” and collectively with D. E. Shaw and Sigma, the “Significant Equityholders”).

Pursuant to the Equity Commitment Agreement, the Company will carry out a rights offering (the “Rights Offering”) to existing holders of common stock (other than the Significant Equityholders) and, concurrent with the Rights Offering, an offering of shares of common stock to the lenders (other than the Significant Equityholders) under the Second Lien Term Credit Agreement, dated as of February 12, 2007, among the Company, Foamex L.P., the lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent. To the extent the Significant Equityholders are required to purchase shares of common stock pursuant to the Equity Commitment Agreement, they will not participate in the Rights Offering.

Series D Preferred Stock

General. The Series D Preferred Stock ranks senior to the Common Stock and to each other class or series of its capital stock now or hereafter outstanding, including, without limitation, any other class or series of its preferred stock now existing or hereafter created. The Series D Preferred Stock will not be listed on any national securities exchange. There is no current market for the Series D Preferred Stock and the Company does not expect one to develop.

Voting Rights. Holders of shares of the Series D Preferred Stock do not have voting rights, except that actions that adversely affect or otherwise alter or change any of the rights of the Series D Preferred Stock in any respect or that otherwise would be inconsistent with the certificate of designations for the Series D Preferred Stock require the affirmative vote or consent of 80% of the shares of Series D Series D Preferred Stock outstanding, voting or consenting as a separate class, with each holder being entitled to one vote per share.

Dividends. Holders of the shares of Series D Preferred Stock are entitled to receive, in respect of each share of Series D Preferred Stock, the greater of (i) dividends which will be cumulative and accrue daily from the date of issuance and will be payable by increases in the liquidation preference at a rate equal to 4.5% per annum, compounding monthly and (ii) dividends, if any, paid on the Common Stock on an as-converted basis (in lieu of dividends described in clause (i)).

Liquidation Preference. Upon a liquidation event (but excluding mergers or similar transactions), the holders of Series D Preferred Stock will be entitled to receive, in cash, in preference to payments to the Common Stock or any other securities ranking junior to the Series D Preferred Stock, an amount equal to the greater of (i) the sum of (A) the original liquidation preference of the Series D Preferred Stock as issued plus (B) all monthly additions to the accrued liquidation preference specified in the certificate of designations for the Series D Preferred Stock and (C), without duplication of any amounts referred to in clause (B), all accrued and unpaid dividends (in each case, as appropriately adjusted for stock splits, recapitalization and similar events) with respect to each share of Series D Preferred Stock and (ii) the amount of dividends and liquidation distributions that would be received by the holders of Common Stock on an as-converted basis.

Conversion of the Series D Preferred Stock

The Series D Preferred Stock is convertible into Common Stock as follows:

Conversion at the option of the holders. The holders of Series D Preferred Stock may convert their shares into shares of the Common Stock at any time prior to the one-year anniversary of the first date on which shares of the Series D Preferred Stock are issued pursuant to the Series D certificate of designations (such date, the “Series D Anniversary Date”). If the shares of Series D Preferred Stock are converted within 10 days of the consummation of a rights offering that has occurred within 90 days of the first issuance of such shares, then the price per share of the shares of Common Stock to be received upon conversion of the Series D Preferred Stock will equal the price per share of Common Stock in such rights offering. In all other instances, the price per share will equal the average trading price of the Common Stock for the 30 trading day period ending on the fifth trading day immediately preceding the conversion date.

Conversion at the Company’s option. The Company may convert, at the conversion prices described in the Series D certificate of designations, the shares of Series D Preferred Stock into shares of the Common Stock on either (1) the tenth business day following the consummation of a rights offering by the Company within 90 days of the first date on which shares of Series D Preferred Stock are issued or (2) the Series D Anniversary Date, if no rights offering is consummated prior to the 90th day following the first date on which shares of Series D Preferred Stock are issued.

Rights offering credit. The Series D certificate of designations provides that in any rights offering, each holder of Series D Preferred Stock may elect, at its option, either (1) to credit the liquidation preference for the Series D Preferred Stock toward any financial commitment such holder may have in respect of common stock not acquired pursuant to such rights offering, (2) to separately satisfy such commitment and to have such conversion result in the issuance of shares of Common Stock in addition to those acquired in the rights offering, or (3) to elect a combination of (1) and (2). Under the Equity Commitment Agreement (as defined below), D. E. Shaw and Sigma will not apply their respective crediting rights under clause (1).

However, in the case of Sigma, (A) the shares of the Series D Preferred Stock shall not be convertible by Sigma or the Company to the extent (but only to the extent) that, if converted, Sigma, together with its affiliates, would beneficially own in excess of 9.9% of the outstanding shares of Common Stock, and (B) at no point in time will the shares of Series D Preferred Stock be converted into any number of shares of our common stock that would (i) result in the total beneficial ownership by Sigma, together with its affiliates, upon such conversion, to be in excess of 9.9% of the total outstanding shares of Common Stock or (ii) result in the total beneficial ownership by Sigma, together with its affiliates, upon such conversion, to be in excess of 9.9% of the total outstanding amount of any of our equity securities. Sigma has the right to decrease or increase this percentage upon 61 days' advance notice to us.

Splits and recapitalization. Appropriate adjustments shall be made to the conversion rights of the Series D Preferred Stock for stock splits, recapitalization and similar events.

EXECUTIVE COMPENSATION

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, that might incorporate filings by reference, including this Proxy Statement, in whole or in part, the following Report of the Compensation Committee on Executive Compensation shall not be incorporated by reference into any such filings. In addition, the following Report of the Compensation Committee on Executive Compensation shall not be deemed to be filed under either the Exchange Act or the Securities Act.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee’s responsibilities include establishing the Company’s policies governing the compensation of executive officers and other key employees of the Company. The Compensation Committee approves all elements of compensation for executive officers and certain other key employees of the Company.

The Compensation Committee annually reviews salary increases for the current year and incentive payments to be made in connection with the previous year’s performance. The Compensation Committee will consider an executive’s scope of responsibilities, level of experience, individual performance and attainment of pre-established goals as well as the Company’s business plan and general economic factors. In making its decisions, and to maintain the desired levels of competitiveness and congruity with the Company’s long-term performance goals, the Compensation Committee will receive input from the Company’s senior management and, as appropriate, its outside compensation consultant, Executive Compensation Advisors, a Korn/Ferry Company.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions of this item, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this proxy statement. The current members of the Company’s Compensation Committee are Messrs. Burke (Chairman), Charnow and Hudgins.

COMPENSATION COMMITTEE

ROBERT B. BURKE

SETH CHARNOW

THOMAS M. HUDGINS

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Board of Directors has designated seven of the Company’s officers (including the executive officers named in the Summary Compensation Table) as “executive officers.” The executive officers include the President and Chief Executive Officer (“CEO”), Chief Financial Officer, certain executive vice presidents and other officers who have policy-making authority for the Company. The Board of Directors has delegated to the Compensation Committee the authority for administering the compensation program for executive officers and other members of senior management. All of the members of the Compensation Committee appointed by the Board are independent directors. In this Compensation Discussion and Analysis, unless the context otherwise requires, the terms “we,” “our” and “the Committee” refer to the Compensation Committee, which during 2007 was comprised of Mr. Burke, Mr. Hudgins, and Mr. Charnow and, prior to February 12, 2007, Mr. Hudgins, Mr. Lieberman and Mr. Valdes-Fauli. The employment agreement of Andrew M. Thompson described herein was negotiated in the bankruptcy process and approved by the Bankruptcy Court.

The Compensation Committee reviews and approves all executive officers’ compensation, including:

•	base salary;
•	annual incentive compensation;
•	long-term equity-based incentive compensation;
•	employment agreements;
•	severance arrangements;
•	change-in-control agreements; and
•	any special or supplemental benefits.

The Compensation Committee reviews and approves corporate goals and objectives used in determining the compensation of the CEO, evaluates the CEO’s performance in light of those goals and objectives and makes recommendations to the Board regarding the CEO’s compensation based on this evaluation subject to the terms of the CEO’s employment agreement. In determining the long-term incentive component of the CEO’s compensation, the Committee considers the value of similar incentive awards to CEOs at comparable companies and the awards given to the CEO in past years. The Compensation Committee also reviews and approves changes, amendments or modifications to base salary, incentive compensation, equity awards or other long-term compensation of executive officers. The Compensation Committee also approves the annual and long-term incentive programs.

The Compensation Committee has authority to engage a compensation consultant to both assist it in carrying out its responsibilities in this respect and to conduct periodic reviews of the total compensation program for executive officers. During 2007, the Compensation Committee engaged Executive Compensation Advisors, a Korn/Ferry Company, for competitive data and advice regarding executive compensation.

The Compensation Committee’s consultant advises the Compensation Committee on all compensation matters, including accounting and tax treatment consequences of compensation decisions. Examples of such accounting and tax treatment consequences, include, but are not limited to, whether any equity awards would be deductible by the Company under Section 162(m) of the Internal Revenue Code, the dilutive effect resulting from the granting of equity awards, the cost and impact on the Company’s financial statements from the establishment of the Incentive Plan. As part of the executive salary benchmarking process, the consultant to the Compensation Committee used two select salary band levels of the 2007 US Mercer Benchmark Database Executive in making recommendations to the Compensation Committee. The salary bands were broken down by companies with revenues between $500 million and $1 billion and between $1 billion and $2.5 billion. Numerous companies were included in the survey. The President and Chief Executive Officer works with representatives from the Company’s Human Resource Department to make decisions on compensation matters for individuals with a base salary of $225,000 or less per year. Pursuant to the Compensation Committee Charter, the Compensation Committee is responsible for all compensation matters for employees earning a base salary in excess of $225,000 per year.

Executive Compensation Philosophy and Objectives

Our primary objective with respect to executive compensation is to provide competitive compensation and benefits to attract, retain, motivate and reward the highest quality executive officers. A further objective of our compensation program is to provide variable pay opportunities through cash bonuses and equity awards that reward our officers based on achievement of both individual and Company performance goals. In addition, we aim to establish compensation plans that align the performance of our executive officers with the Company’s objectives. We believe an appropriate mix of an executive officer’s pay should be variable and performance-based in order to focus the executive officer on both our short-term and long-term strategic objectives. It is a key objective to ensure that compensation provided to executive officers remains competitive relative to the compensation paid to similarly situated executives at companies of comparable size to the Company (the “Peer Group Companies”). The program is designed to reward executives for the achievement of corporate goals and objectives, taking into account both individual performance and contributions to the success of the overall management team.

Once we have completed an evaluation of an executive’s overall performance, we review the executive’s existing compensation and compensation potentially payable to the executive. An executive’s outstanding equity-based awards are not considered in setting future compensation. We then consult with our compensation consultant for an assessment of the competitiveness of the Company’s executive officer compensation relative to the Peer Group Companies.

We intend that the annual compensation paid to the Company’s executives (consisting of salary plus annual incentive compensation) and long-term incentive compensation approximate the 25th to 50th percentile of the practices of the Peer Group Companies and broad industry data when performance objectives are achieved. In applying these targets, we did not base our decision on a mathematical analysis of the available data. Rather, we used our judgment after considering all available information. If performance objectives are exceeded, we believe that incentive compensation should be above these levels, and when performance objectives are not achieved, incentive compensation should be below these levels. The bias toward incentive compensation reflected in these percentages is in keeping with our intention to align executive and stockholder interests. All comparisons for 2007 were based on 25th percentile companies due to the Company’s performance.

Base Salary

We provide executive officers with a base salary to compensate them for services rendered during the fiscal year. This also enables us to attract and retain an appropriate caliber of talent for the position, and to provide a base level of monthly income that is not subject to our performance risk. We conduct a review of base salaries annually, and during such a review we generally consider the individual past performance of each executive officer named in the Summary Compensation Table (the “Named Executive Officers”), the scope of the role and responsibilities of the executive officer within our organization, and the performance of the organization as a whole. We also review the executive’s compensation relative to that of our other executives and to the market for executives of similar expertise and experience.

Annual Cash Bonus

The 2007 Incentive Plan for Salaried Employees (the “Incentive Plan”), which was approved by the Compensation Committee, is a cash-based pay-for-performance incentive program. Its purpose was to motivate and reward executive officers and all salaried employees of the Company for their contributions to the Company’s performance by making a significant portion of their annual compensation variable and dependent upon the Company’s annual financial performance. The amount of an individual incentive award payment under the Incentive Plan is based upon:

•	the individual’s annual incentive target amount;
•	the operating performance of the Company for 2007; and
•	the individual’s personal performance.

In the second quarter of 2007, the Company’s proposed partial year 2007 Incentive Plan, for the period of July 1, 2007 through December 30, 2007, was presented to the Compensation Committee and approved. The Compensation Committee established a target of $69.5 million of Consolidated EBITDA (as defined below). If the target had been attained or exceeded, each Named Executive Officer would have received a fixed percentage of his earnings during the period from July 1 through December 30, 2007, as described below. The target was not attained and therefore, no payments under the Incentive Plan were made. “Consolidated EBITDA” means, for any period, the consolidated net income of Foamex and its subsidiaries after provision for income taxes for such fiscal period, as determined in accordance with generally accepted accounting principles (“GAAP”) on a consolidated basis, and reported on the financial statements for such period, plus, to the extent deducted in the determination of consolidated net income of Foamex and its subsidiaries for such period, interest expense, federal, state, local and foreign income taxes, depreciation, and amortization expense and other non-cash charges, and excluding any and all of the following included in such net income: (a) restructuring charges or credits; (b) discontinued operations charges or credits; (c) reorganization charges or credits; (d) gain or loss arising from the sale of any capital assets; (e) gain or loss arising from any write-up or write-down in the book value of any asset; (f) the effects of a change in accounting principle or other pronouncement; and (g) gain or loss arising from extraordinary items, as determined in accordance with GAAP. The Consolidated EBITDA target for purposes of the Incentive Plan is not intended to be in accordance with U.S. GAAP and includes various adjustments that will cause the measurement amount to differ from the Company’s actual results. Had the target been attained, payments under the Incentive Plan based on a percentage of each executive’s earnings during the period of July 1 through December 30, 2007 (“Period Earnings”) would have been as follows: Mr. Johnson – 80% of Period Earnings, Mr. Larney – 50% of Period Earnings, Mr. Thompson – 50% of Period Earnings, Mr. Haslanger – 45% of Period Earnings, Mr. Phillips – 45% of Period Earnings, and Mr. Nance – 45% of Period Earnings. A plan similar to the Incentive Plan has been approved by the Compensation Committee for 2008.

Discretionary Award

Because the target under the Incentive Plan was not met, the Compensation Committee determined that discretionary awards were necessary, in part to retain certain key executives and employees and to reward such employees for accomplishments that were achieved.  In determining the discretionary awards, the Compensation Committee considered the target incentive payment under the Incentive Plan and the contributions and performance of each of the Named Executive Officers during 2007 and awarded a portion thereof as discretionary bonuses. While the Incentive Plan target was not attained, several significant goals were achieved in 2007.  Among the factors considered by the Compensation Committee were how close the actual financial results were to the target, a reduction in the Company’s debt significantly beyond the original target, improvements in working capital, sales of non-strategic assets, greater efficiencies in the Company’s manufacturing facilities, the freezing of the Company’s defined benefit pension plan and securing certain new business contracts.  See Summary Compensation Table below for a listing of the amounts paid to certain of the Named Executive Officers.  Specifically, the Compensation Committee considered the achievements of each of the following officers in connection with the factors set forth above.  For Mr. Johnson, the Compensation Committee considered the Company’s top priority of reducing debt and Mr. Johnson’s role in generating cash to reduce debt through consolidating certain manufacturing facilities, reductions in employees, sales of non-strategic assets, and freezing the Company’s defined benefit pension plan.  The Compensation Committee considered Mr. Larney’s accomplishment of reducing working capital through the reduction of inventory and cash collateral for insurance programs and other purposes since joining the Company in August 2007.  The Compensation Committee considered Mr. Thompson’s efforts in securing certain new business contracts and playing a significant role in the consolidation of the Company’s Eddystone, PA facility into the Company’s Fort Wayne, IN facility.  The Compensation Committee considered Mr. Haslanger’s accomplishment of reducing working capital through the reduction of inventory and his significant involvement with facility consolidations.  The Compensation Committee considered Mr. Nance’s efforts in securing certain new business contracts.

Equity-Based Compensation

To determine the number of stock options and restricted stock awards for our Named Executive Officers, the consultant to the Compensation Committee develops a target amount of equity-based compensation for each Named Executive Officer considering, among other things, comparable amounts of equity-based compensation at the Peer Group Companies. The Compensation Committee reviews and approves the actual target value for each Named Executive Officer. In 2007, stock option awards represented 50% of the target amount of equity-based compensation with the number of options determined by using an option valuation determined by the Black-Scholes model. The 2007 restricted stock awards represented the remaining 50% with the number determined by a 30-day average of the Company’s stock price prior to the grant date. Equity-based awards are typically granted on an annual basis. Vesting of the restricted stock awards for 2007 is contingent on the Company meeting certain EBITDA targets for these years. The 2007 targets were not meet and the stock grants did not vest. Amounts reported represent restricted stock awards that vest upon the attainment of certain annual earnings targets over the 2007 through 2009 period. Specifically the annual targets are: for 2007 - $117 million of Consolidated EBITDA and for 2008 - $127 million of Consolidated EBITDA.

Pension Plan/Supplemental Executive Retirement Plan

As described below under “Pension Benefits,” payments under the Company’s tax-qualified pension plan are calculated, using annual compensation, including base salary and incentive payments, and years of credited service to the Company. For 2007, federal income tax law limits to $225,000 the annual compensation on which benefits under the tax-qualified pension plan may be based. Because of that limit, we implemented a Supplemental Executive Retirement Plan, generally referred to as the “SERP”, that applied to certain senior managers, including the Named Executive Officers, whose annual compensation exceeds that amount, under which each such employee would receive the full pension accrual to which that employee would be entitled in the absence of the limitations described above and other limitations imposed under federal income tax law. The SERP is unfunded and is not qualified for tax purposes. Effective December 31, 2007, accruals under the Company’s tax-qualified pension plan and SERP ceased. Also, effective January 1, 2008, the Company increased its matching contributions to its 401(k) Saving Plan (the “401(k) Plan”) and adopted the Internal Revenue Service safe-harbor formula by matching 100% of the first 3% contributed by its employees, including the Named Executive Officers and 50% of the next 2% of employee contributions. In addition, the Company adopted a supplemental savings plan (the “Supplemental Savings Plan”) under which the Company will contribute 4% of salary in excess of the $225,000 Internal Revenue Service limitation. All of the Named Executive Officers are eligible to participate in the Supplemental Savings Plan.

Executive Personal Benefits

We believe that executives generally should not be treated differently than other employees when it comes to personal benefits and therefore, we have limited executive personal benefits. During 2007, these personal benefits for the Named Executive Officers were generally limited to (i) executive long-term disability insurance coverage, (ii) matching contributions by the Company with respect to the Company-sponsored 401(k) Plan, and (iii) automobile allowances.

Key Employee Retention Program

On November 17, 2005, the Bankruptcy Court approved a motion authorizing a key employee retention program (the “KERP”). The Compensation Committee, in consultation with its outside compensation consultant, Mercer Human Resource Consulting, and its legal advisors, proposed that the Company implement the KERP and associated severance plan. The original KERP was modified based on feedback from the Ad Hoc Committee of the Company’s senior secured noteholders as further described in the motion authorizing the KERP. The KERP pertains to 77 employees who were eligible to receive cash distributions aggregating up to $3.2 million. In addition, certain participants received additional distributions aggregating up to approximately $650,000 in common stock of the Company at a price per share that reflects the value of the equity on emergence from bankruptcy on the effective date (the “Effective Date”) of the plan of reorganization (the “Plan”). Distributions under the KERP were made (i)

on or around certain milestone dates during the chapter 11 cases, and (ii) on and subsequent to the Effective Date of the Plan. Cash distributions pursuant to the KERP, aggregating approximately $400,000, were paid in December 2005 and additional amounts aggregating approximately $1.1 million were paid in the first quarter of 2006. In connection with the Effective Date of the Plan, additional cash payments aggregating approximately $1.3 million were made during 2007. The common stock distributions were made at the six month and one year anniversaries of the Effective Date of the Plan. The KERP also included an additional $500,000 discretionary cash pool to address specific employment matters and unanticipated needs that could have arisen during the chapter 11 cases. Approximately $55,000 was paid by the Company from this discretionary pool, none of which was paid to any executive officer.

Employment Agreements

The Company has entered into an employment agreement with Mr. Johnson pursuant to which he serves as President and CEO of the Company. Certain terms of this employment agreement are described below under the Summary Compensation Table.

The Company has also entered into employment agreements with Messrs. Larney and Thompson. The material terms of these employment agreements are described herein. These agreements include provisions regarding severance payments. In addition, there are two other executive officers who are parties to agreements that have change-in-control protections. These agreements provide for specified severance amounts in the event of termination of employment at or shortly after a change in control of the Company. In the event of a change in control without termination, cause or a resignation for Good Reason (as defined) as of December 30, 2007, severance amounts would have been (i) $2,340,000 for Mr. Johnson, (ii) $562,500 for Mr. Larney, and (iii) $875,000 for Mr. Thompson. In the event of a change of control as of December 30, 2007, severance amounts would have been (i) $786,500 for Mr. Haslanger and (ii) $696,000 for Mr. Nance. Severance for Mr. Haslanger and Mr. Nance in the event of termination without cause is guaranteed by the Company’s severance policy and as of December 30, 2007, severance amounts would have been (i) $265,000 for Mr. Haslanger and (ii) $240,000 for Mr. Nance.

In the event an employee is terminated by the Company without cause, such employee is entitled to severance pay in accordance with the Company’s severance policy, except as otherwise may be provided in an employment agreement that the employee may have with the Company. In order to receive the severance set forth below, an employee is required to execute a severance agreement and release, which contains a non-compete provision. The non-compete obligation runs concurrently with the period that the employee receives severance payments. The material terms of the severance policy appear below:

Job Classification	Severance Entitlement
Executive Vice President	52 weeks. *
Senior Vice President	Greater of 39 weeks or 2 weeks for each year of service up to a maximum of 52 weeks. **
Vice President	Greater of 26 weeks or 2 weeks for each year of service up to a maximum of 52 weeks. ***
Director or Plant Manager	2 weeks for each year of service up to a maximum of 40 weeks.
All Other Salaried Employees	1 week for each year of service up to a maximum of 26 weeks, with a minimum of 2 weeks pay.

*

Executive Vice Presidents with less than 18 months of service at time of termination will receive a maximum severance entitlement of 39 weeks, unless the executive’s employment contract specifies a different amount.

**	Senior Vice Presidents with less than 18 months of service at time of termination will receive a maximum severance entitlement of 26 weeks.

***	Vice Presidents with less than 18 months of service at time of termination will receive a maximum severance entitlement of 13 weeks.

The following Summary Compensation Table contains information concerning annual and long-term compensation during 2007 and 2006 provided to each person who served as the Company’s Chief Executive Officer during 2007, each person who served as principal financial officer during 2007 and each of the three next most highly compensated executive officers of the Company.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation ($)	All Other Compensation ($)	Total ($)
			(6)	(7)(8)	(9)	(10)	(11)	(12)
John G. Johnson, Jr. President and Chief Executive Officer (1)	2007 2006	462,500 —	— —	43,487 —	34,712 —	100,000 —	73,285 —	13,686 —	727,670 —
Raymond E., Mabus, Jr. Former Chief Executive Officer (2)	2007 2006	203,847 526,154	— —	— —	11,544 41,393	— —	— 61,457	872,240 141,033	1,087,631 770,037
Robert M. Larney Executive Vice President and Chief Financial Officer (3)	2007 2006	151,442 —	— —	— —	7,613 —	50,000 —	— —	58,081 —	267,136 —
Stephen E. Markert, Jr. Former Interim Chief Financial Officer (4)	2007 2006	230,457 23,262	— —	— —	— —	— —	— —	596 —	231,053 23,262
Andrew M. Thompson Executive Vice President, Business Management and Marketing	2007 2006	345,962 294,231	127,500 127,500	— —	37,623 57,336	12,000 134,390	17,957 12,782	19,260 4,246	560,302 630,485
Paul A. Haslanger Executive Vice President, Engineering and Technology	2007 2006	264,998 264,998	33,125 49,688	— —	30,561 72,482	20,000 109,709	66,027 52,362	8,158 18,771	422,869 568,010
Darrell Nance Executive Vice President, Corporate Sales	2007 2006	239,992 239,992	105,000 52,500	—	36,444 78,311	5,000 106,916	28,377 20,573	12,055 12,055	426,868 510,347
Gregory J. Christian Former President (5)	2007 2006	342,308 389,616	93,750 187,500	45,184 —	36,919 107,269	— 179,223	4,428 15,781	312,287 4,163	834,876 883,552

(1)	Mr. Johnson was named Chief Executive Officer on April 16, 2007 and President and Chief Executive Officer effective September 1, 2007.

(2)	Mr. Mabus resigned as Chief Executive Officer effective April 16, 2007.

(3)	Mr. Larney was named Executive Vice President and Chief Financial Officer effective August 13, 2007.

(4)	Mr. Markert completed his interim assignment on August 24, 2007.

(5)	Mr. Christian resigned as President effective September 1, 2007.

(6)	Bonus includes amounts earned pursuant to the KERP and paid in 2007.

(7)	Mr. Johnson’s Stock Award compensation reflects the pro-rata portion of the value of common stock granted on July 20, 2007. The stock has a service-based vesting requirement over four years.

(8)	Mr. Christian’s Stock Award compensation reflects amounts earned pursuant to the KERP and paid in 2007.

(9)

Amounts shown under option awards are the dollar amounts recognized for financial statement purposes for 2007 and 2006 in accordance with Statement of Financial Accounting Standards No. 123(R) “Share-Based Payment” and are computed using the valuation assumptions included in Note 14 to our consolidated financial statements.

(10)

The threshold performance targets were not reached under the Incentive Plan. The Compensation Committee determined that a discretionary award was warranted for certain Named Executive Officers for their 2007 contributions to the Company. These discretionary award payments were made on February 8, 2008.

(11)

Amounts included as change in pension value is the aggregate change in the actuarial present value of each executive’s accumulated benefit under the Company’s pension plan and under the SERP. Mr. Mabus and Mr. Markert resigned from the Company before their respective benefits were vested and, therefore are not entitled to a benefit.

(12)	All other compensation includes the executive personal benefits described above in “Executive Personal Benefits” and for the components of other compensation see table below.

2007 ALL OTHER COMPENSATION COMPONENTS

	Perquisites			Company
	& Other	Disability		Contributions		Option
	Personal	& Life	Tax	To Retirement		Income
Name	Benefits (a)	Insurance	Reimbursement	Plans	Severance	Realized	Total
John G. Johnson, Jr.	10,246	1,173	517	1,750			13,686
Raymond E. Mabus, Jr.	2,215	277		1,788	865,000	2,960	872,240
Robert M. Larney	47,264	238	9,819	760			58,081
Stephen E. Markert, Jr.		596					596
Andrew M. Thompson	12,739	3,038	1,233	2,250			19,260
Paul A. Haslanger		4,656	1,252	2,250			8,158
Darrell Nance	7,200	1,759	846	2,250			12,055
Gregory J. Christian	8,031	938	413	2,250	261,539	39,116	312,287

(a)

Mr. Larney’s benefits included $41,448 for relocation reimbursements and $5,816 for an automobile allowance. All other benefits were for automobile allowances, measured by the amount of cash payments to participants.

The following table provides information about each of the outstanding awards to purchase our common stock held by each Named Executive Officer as of December 30, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2007

OPTION AWARDS

Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($) (1)	Option Expiration Date (2)
John G. Johnson, Jr. President and Chief Executive Officer		56,689	10.20	07/20/2017
Raymond E. Mabus, Jr. Former Chief Executive Officer	—	—	—	—
Robert M. Larney Executive Vice President and Chief Financial Officer		11,338	8.00	08/06/2017
Stephen E. Markert, Jr. Former Interim Chief Financial Officer	—	—	—	—
Andrew M. Thompson Executive Vice President, Business Management and Marketing	250 250 250 1,875 2,500 625 3,125 0 2,250 3,333 0	0 0 0 0 0 0 0 1,250 0 6,666 12,755	20.25 26.25 21.00 30.00 35.04 25.76 8.40 8.92 16.40 6.00 10.20	04/26/2010 08/04/2010 04/16/2011 08/03/2011 04/08/2012 08/21/2012 12/18/2008 01/31/2009 02/16/2010 04/15/2011 07/20/2017
Paul A. Haslanger Executive Vice President, Engineering and Technology	500 250 250 250 625 625 750 625 8,750 4,500 2,500	0 0 0 0 0 0 0 0 0 0 2,500	53.00 24.88 20.25 26.25 21.00 30.00 35.04 25.76 8.40 16.40 6.00	02/12/2008 05/27/2009 04/26/2010 08/04/2010 04/16/2011 08/03/2011 04/08/2012 08/21/2012 12/18/2008 02/16/2010 04/15/2011
Darrell Nance Executive Vice President, Corporate Sales	2,500 4,500 5,000 5,000 5,000 5,000 2,250 4,375 2,250 2,500	0 0 0 0 0 0 0 0 2,250 0 7,937	24.88 20.25 26.25 21.00 30.00 35.04 25.76 8.40 16.40 6.00 10.20	05/27/2009 04/26/2010 08/04/2010 04/16/2011 08/03/2011 04/08/2012 08/21/2012 12/18/2008 02/16/2010 04/15/2011 07/20/2017
Gregory J. Christian Former President	3,898	—	10.20	03/20/2008

STOCK AWARDS

Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (2) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3) (#)
John G. Johnson, Jr. President and Chief Executive Officer			37,850	115,443
Raymond E. Mabus, Jr. Former Chief Executive Officer			—	—
Robert M. Larney Executive Vice President and Chief Financial Officer			7,570	23,089
Stephen E. Markert, Jr. Former Interim Chief Financial Officer			—	—
Andrew M. Thompson Executive Vice President, Business Management and Marketing			8,156	25,974
Paul A. Haslanger Executive Vice President, Engineering and Technology			—	—
Darrell Nance Executive Vice President, Corporate Sales			5,299	16,162
Gregory J. Christian Former President			—	—

(1)

All outstanding awards were pursuant to option grants with 10 year terms and pro rata vesting over five years except as follows: (i) options with a expiration date of December 18, 2008 were fully vested on December 18, 2007 with no prior vesting, (ii) options with expiration dates of February 16, 2010 and April 15, 2011 have a six year term and pro rata vesting over three years, and (iii) options with expiration dates of July 20, 2017 have a 10 year term and pro rata vesting over four years.

(2)	Amounts reported represent restricted stock that contain a service-based vesting requirement over four years.

(3)	Amounts reported represent restricted stock awards that vest upon the attainment of certain annual earnings targets over the 2007 through 2009 period.

GRANT OF PLAN-BASED AWARDS FOR 2007

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Stock Option	Grant Date Fair Value of Stock and
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	or Units (#)	Options (#)	Awards ($/Sh)	Option Awards
John G. Johnson, Jr. 2007 MIP Incentive 2007 MIP Stock Awards 2007 MIP Option Awards	07/01/2007 07/20/2007 07/20/2007	52,000	260,000	260,000		37,850			56,689	10.20	386,070 421,766
Robert M. Larney 2007 MIP Incentive 2007 MIP Stock Awards 2007 MIP Option Awards	08/06/2007 08/06/2007 08/06/2007	15,144	75,721	75,721		7,570			11,338	8.00	60,560 66,441
Andrew M. Thompson 2007 MIP Incentive 2007 MIP Stock Awards 2007 MIP Option Awards	07/01/2007 07/20/2007 07/20/2007	17,500	87,500	87,500		8,516			12,755	10.20	86,863 94,897
Paul A. Haslanger 2007 MIP Incentive 2007 MIP Stock Awards 2007 MIP Option Awards	07/01/2007 07/20/2007 07/20/2007	11,925	59,625	59,625		—			—	—	— —
Darrell Nance 2007 MIP Incentive 2007 MIP Stock Awards 2007 MIP Option Awards	07/01/2007 07/20/2007 07/20/2007	10,800	54,000	54,000		5,299			7,937	10.20	54,050 59,051
Gregory J. Christian 2007 MIP Incentive 2007 MIP Stock Awards 2007 MIP Option Awards	07/01/2007 07/20/2007 07/20/2007	—	—	—		10,409			15,590	10.20	106,172 115,990

The following table sets forth as to each of the Named Executive Officers information on exercises of options to purchase our common stock during 2007.

OPTION EXERCISES FOR 2007

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Raymond E. Mabus, Jr. Former Chief Executive Officer	1,000	2,960
Gregory J. Christian Former President	16,666	48,498

The following table sets forth as to each of the Named Executive Officers the present value of the accumulated pension benefits and the number of years of credited service.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
	(1)	(2)	(3)
John G. Johnson, Jr. President and Chief Executive Officer	Foamex L.P. Pension Plan SERP	— 2.0	— 206,924	— —
Raymond E. Mabus, Jr. Former Chief Executive Officer	Foamex L.P. Pension Plan SERP	— —	— —	— —
Robert M. Larney Executive Vice President and Chief Financial Officer	Foamex L.P. Pension Plan SERP	— —	— —	— —
Stephen E. Markert, Jr. Former Interim Chief Financial Officer	Foamex L.P. Pension Plan SERP	— —	— —	— —
Andrew M. Thompson Executive Vice President, Business Management and Marketing	Foamex L.P. Pension Plan SERP	8.0 8.0	61,041 19,611	— —
Paul A. Haslanger Executive Vice President, Engineering and Technology	Foamex L.P. Pension Plan SERP	38.6 38.6	806,884 190,370	— —
Darrell Nance Executive Vice President, Corporate Sales	Foamex L.P. Pension Plan SERP	23.8 23.8	152,689 56,072	— —
Gregory J. Christian Former President	Foamex L.P. Pension Plan SERP	10.4 10.4	68,061 —	— —

(1)

The Foamex L.P. Pension Plan applies to all full and part-time employees. The SERP applies only to those who are Executive Vice Presidents or higher or were Executive Vice Presidents when the SERP was adopted.

(2)	Years of credited service is measured as of December 30, 2007.

(3)	Present value of accumulated benefit is determined using pension plan assumptions in Note 12 to our consolidated financial statements.

EMPLOYMENT AGREEMENTS - CURRENT EMPLOYEES

John G. Johnson, Jr.

Mr. Johnson entered into an employment agreement (the “Johnson Agreement”) with the Company, dated April 16, 2007 and amended as of July 20, 2007, and as further amended effective as of May 12, 2008 pursuant to which he is employed as Chief Executive Officer of the Company, reporting directly to the Board. The Johnson Agreement is in effect from April 16, 2007 through the close of business on April 16, 2009 and shall automatically extend for successive one-year periods, unless either party gives 45 days’ prior written notice not to extend the employment term. The Johnson Agreement may be terminated before expiration under the circumstances provided in the agreement.

During the term of the Johnson Agreement, Mr. Johnson’s annual base salary will be $650,000, and he is entitled to earn annual cash bonus awards with a target bonus opportunity of 80% of his annual base salary. Mr. Johnson’s salary and bonus opportunity will be reviewed annually by the Board and may be increased, but not decreased, without Mr. Johnson’s written consent. The salary review may also be conducted by a committee of the Board, and the bonus opportunity review may be conducted by the compensation committee of the Board.

The Company agreed to cause the Board or its Compensation Committee to grant Mr. Johnson an equity incentive award in 2007 pursuant to the MIP as described below. In addition, from time to time during the term of the employment agreement, in the discretion of the Board or its compensation committee, Mr. Johnson will be entitled to participate in Foamex International Inc.’s equity plans and programs for senior executive officers, on a basis consistent with other similarly-situated senior executive officers.

Mr. Johnson is entitled to participate in the Company’s 401(k) Plan, pension plan, the SERP, and life, medical, dental, and disability insurance plans on a basis no less favorable than generally provided to other similarly-situated senior executive officers. The Company provides Mr. Johnson a car allowance of $1,200 per month.

If the Company terminates Mr. Johnson’s employment for reasons other than “Cause”, death, or “Disability”, or if Mr. Johnson terminates his employment for “Good Reason” (as such terms are defined in the Johnson Agreement), in each case, at any time prior to April 16, 2008, Mr. Johnson would have, subject to his execution of a general release and waiver of claims against the Company, received (i) cash severance, paid in 24 equal monthly installments, equal to two times the sum of his base salary plus his target bonus, and (ii) continued participation for Mr. Johnson and his eligible dependents in the Company’s medical and dental plans for 24 months, at the same cost to Mr. Johnson in effect immediately before termination. If a termination described in the preceding sentence occurs after April 16, 2008, Mr. Johnson is entitled to receive (a) cash severance equal to the sum of his base salary and target bonus, paid in 12 equal monthly installments, and (b) continued participation for Mr. Johnson and his eligible dependents in the Company’s medical and dental plans for 12 months, at the same cost to Mr. Johnson in effect immediately before termination. If Mr. Johnson’s employment is terminated at any time due to his Disability, he is entitled to continued participation in the Company’s medical and dental plans for 12 months, at the same cost to Mr. Johnson in effect immediately before termination. In the case of any of the terminations described in this paragraph, (x) Mr. Johnson will also be entitled to a pro-rated target bonus for the year of termination, paid when annual cash bonuses are paid to other senior Company executives, and (y) the portion of Mr. Johnson’s 2007 equity award (described above) that would have vested during the year following termination will be accelerated and fully vested as of the date of termination. If the termination is on account of Mr. Johnson’s death or Disability, any vested options will remain exercisable until the earlier of the first anniversary of the last day of the fiscal quarter during which Mr. Johnson was terminated and the remainder of the award’s original term. If Mr. Johnson is terminated other than for cause or due to his death or disability, or he terminated his employment for Good Reason his then vested options will remain exercisable until the earlier of the six-month anniversary of the last day of the fiscal quarter during which Mr. Johnson was terminated and the remainder of the award’s original term.

Upon the occurrence of a “Change in Control” (as defined in the Johnson Agreement), all outstanding equity and long-term incentive awards shall immediately vest in a manner to enable Mr. Johnson to participate in the Change in Control transaction. In addition, Mr. Johnson is entitled to receive a “gross-up” payment to make him whole on a net-after tax basis for any “golden parachute” excise taxes.

The Johnson Agreement also contains certain restrictive covenants. If Mr. Johnson’s employment is terminated for any reason other than Cause, Mr. Johnson may not for a period of two years from the date of such termination if such termination occurs prior to April 16, 2008, which period will be reduced to one year in the event the termination occurs on or after April 16, 2008, compete with the Company or solicit any Company employees or customers. Additionally, Mr. Johnson is prevented from divulging any confidential information of the Company during his employment or thereafter.

On July 20, 2007, the Company, and Mr. Johnson entered into an amendment to the Johnson Agreement. Under the amendment, the Company agreed to provide a single life annuity benefit to Mr. Johnson of $1,966 per month (or equivalent annuity options) (the “Retirement Benefit”), in respect of Mr. Johnson’s prior service to the Company. Mr. Johnson previously was Chief Executive Officer of the Company from March 1999 to January 2001.

The amendment also extended the time period for the grant of an incentive equity award to be made to Mr. Johnson under the Johnson Agreement, from 30 days following the April 16, 2007 effective date of the Johnson Agreement to 120 days following the effective date. On July 20, 2007, the Company granted an equity incentive award to Mr. Johnson consisting of (i) an option to purchase 56,689 shares of the Company’s common stock at a price of $10.20 per share, the closing price of the Company’s common stock on the date of grant, that vests ratablyannually over a four-year period, and (ii) a restricted stock award of 37,850 shares of the Company’s common stock (based on the average closing price of the Company’s common stock during the 30 trading days preceding June 25, 2007, the date the Compensation Committee of the Company first convened to consider the grant of the restricted stock award) that vests ratably over a four-year period.

The Company and Mr. Johnson also entered into a Supplement Retirement Agreement, dated July 20, 2007, which sets forth the terms of the Retirement Benefit described above. Among other things, the Retirement Benefit becomes payable upon his retirement or disability, and Mr. Johnson may elect a joint and survivor annuity alternative instead of, and having the same actuarial value as, the single life annuity payment.

Effective as of May 12, 2008, the Company and Mr. Johnson entered into an amendment to the Johnson Agreement. Under the amendment, Mr. Johnson waived any right or alleged right that he may have under the Johnson Agreement to accelerated vesting of equity awards in the event of a change of control of the Company in connection with the transaction contemplated by the Equity Commitment Agreement.

Robert M. Larney

Mr. Larney entered into an employment agreement with the Company and Foamex L.P. (the “Larney Agreement”), dated August 6, 2007 and as amended effective as of May 12, 2008. Under the Larney Agreement, Mr. Larney serves as Executive Vice President and Chief Financial Officer of the Company, effective August 13, 2007. The initial term of Mr. Larney’s employment commenced on August 13, 2007 and continues through December 31, 2009, subject to automatic one-year extensions, unless either party gives prior written notice of the decision not to extend the employment term at least 45 days in advance of the expiration date then in effect (a “non-renewal notice”). Mr. Larney is entitled to receive an annual base salary of $375,000 during his term of employment, subject to increase by the Company. In addition, he is entitled to earn bonus awards in accordance with the incentive programs in effect at that time with a target bonus opportunity of 50% of his annual base salary. Pursuant to the Larney Agreement, Mr. Larney was granted an option to purchase 11,338 shares of the Company’s common stock at an exercise price of $8.00 per share, the closing price of the Company’s common stock on his first day of employment. The option vests ratably over a period of four years. Mr. Larney is also entitled to participate in the Company’s 401(k) Plan, pension plan, the SERP, and life, medical, dental and disability insurance plans. The Company provides Mr. Larney a car allowance of $1,200 per month.

If Mr. Larney’s employment is terminated by the Company for reasons other than “Cause” or “Disability” (each as defined in the Larney Agreement) or death, and such termination is not made as a result of a Company non-renewal notice or if Mr. Larney terminates his employment for “Good Reason” (as defined in the Larney Agreement), he will, subject to his execution of a general release of the Company, receive (1) a cash payment equal to the sum of his base salary plus his target bonus, (2) payment of a pro-rated bonus in cash for the year of termination, (3) accelerated vesting of the portion of his equity awards that would have vested during the one year period following the date of termination, which awards will remain exercisable until the earlier of the six month anniversary of the date his employment terminates and the remainder of their original terms and (4) continued participation under the Company’s medical and dental plans for 12 months.

In the event Mr. Larney’s employment is terminated on December 31, 2009 following a Company non-renewal notice, Mr. Larney is entitled to receive (1) a cash payment equal to the sum of his base salary plus his target bonus, (2) payment of a pro-rated bonus in cash for the year of termination, (3) accelerated vesting of the portion of equity awards made to Mr. Larney in 2007 that would have vested during the one year period following the date of termination, which awards will remain exercisable until the earlier of the six month anniversary of the date his employment terminates and the remainder of their original terms and (4) continued participation under the Company’s medical and dental plans for 12 months.

In the event Mr. Larney’s employment is terminated on account of death or “Disability,” Mr. Larney or, if applicable, his estate is entitled to (1) payment of a pro-rated bonus in cash for the year of termination and (2) continued participation under the Company’s medical and dental plans for 12 months and (3) accelerated vesting of the portion of his 2007 equity awards that would have vested during the one year period following the date of termination, which awards will remain exercisable until the earlier of the six month anniversary of the date his employment terminates and the remainder of their original terms.

Upon the occurrence of a “Change in Control” (as defined in the Larney Agreement), all outstanding equity and long-term incentive awards will immediately vest in a manner that enables Mr. Larney to participate in the Change in Control transaction. In addition, Mr. Larney is entitled to receive a tax “gross-up” payment to make him whole on a net after tax basis for any change of control payments that would be subject to “golden parachute” excise taxes.

Mr. Larney is subject to certain non-competition, non-solicitation and confidentiality covenants that continue post termination.

In addition, Mr. Larney was granted 7,570 shares of restricted common stock on August 6, 2007 that vest ratably over a period of three years, provided that certain financial targets of the Company are met. In the event such financial targets are not met for a particular year, the applicable restricted stock will be forfeited. The financial targets for 2007 were not met and accordingly, 2,574 shares of restricted stock were forfeited.

Effective as of May 12, 2008, the Company and Mr. Larney entered into an amendment to the Larney Agreement. Under the amendment, Mr. Larney waived any right or alleged right that he may have under the Larney Agreement to accelerated vesting of equity awards in the event of a change of control of the Company in connection with the transaction contemplated by the Equity Commitment Agreement.

Andrew M. Thompson

Mr. Thompson entered into an employment agreement with the Company and Foamex L.P. (the “Thompson Agreement”), dated February 12, 2007, amended as of February 4, 2008 and further amended effective as of May 12, 2008, to be employed as Executive Vice President, Foam and Technical Products. The initial term of the Thompson Agreement commenced on February 12, 2007 and continues through the close of business on December 31, 2009. Mr. Thompson’s employment shall be automatically extended for two successive one-year periods commencing on December 31, 2009, unless either party gives prior written notice at least 45 days in advance of the decision not to extend the employment term. Mr. Thompson is entitled to receive an annual base salary of $350,000 during his term of employment, which salary shall be reviewed annually by the Compensation Committee. During Mr. Thompson’s employment, he is entitled to earn bonus awards in accordance with the incentive programs in effect at that time with a target bonus opportunity of 50% of his annual base salary. Mr. Thompson was entitled to receive a bonus for the fiscal year 2006 in accordance with the 2006 Foamex Salaried Incentive Plan, which has been paid pursuant to such plan. Additionally, Mr. Thompson is entitled to any payments due pursuant to the KERP, payable in accordance with such plan. From time to time, Mr. Thompson will be entitled to participate in the Company’s equity plans and programs and the Company granted Mr. Thompson options to purchase 12,755 shares of common stock on July 20, 2007 pursuant to the MIP, as well as 8,516 shares of restricted common stock that vest ratably over a period of three years, provided that certain financial targets of the Company are met. In the event such financial targets are not met for a particular year, the applicable restricted stock will be forfeited. The financial targets for 2007 were not met and accordingly, 2,895 shares of restricted stock were forfeited. These 2007 options will vest in equal annual installments over four years commencing on the first anniversary of the Effective Date. Mr. Thompson is also entitled to participate in the Company’s 401(k) Plan, pension plan, the SERP, and life, medical, dental and disability insurance plans. The Company provides Mr. Thompson a car allowance of $1,200 per month.

If Mr. Thompson’s employment is terminated by the Company for reasons other than “Cause” (as defined in the Thompson Agreement), death or “Disability” (as defined in the Thompson Agreement) and such termination is not made pursuant to a notice of non-renewal given by the Company to Mr. Thompson (which must be given at least 45 days prior to December 31, 2009) or if Mr. Thompson terminates his employment for “Good Reason” (as defined in the Thompson Agreement), he shall, subject to his execution of a general release and waiver, receive the above payments in addition to (1) a cash amount in 24 equal monthly installments equal to two times the sum of his base salary plus his target bonus, (2) payment of a pro-rated bonus in cash for the year of termination, (3) accelerated vesting of the portion of his equity awards that would have vested during the one year period following the date of termination, which awards shall remain exercisable for the lesser of the six month anniversary of the last day of the fiscal quarter in which his employment terminates and the remainder of their original terms, and (4) continued participation under the Company’s medical and dental plans for 24 months.

In the event the Company provides Mr. Thompson with a notice of non-renewal so that Mr. Thompson’s employment shall be terminated on December 31, 2009, in addition to (i) any base salary or other compensation earned but not paid prior to the effective date of such termination, (ii) any unreimbursed business expenses and (iii) any payments, benefits, or entitlements which are vested pursuant to the Thompson Agreement or any Company plan, policy, program or arrangement or other arrangement, Mr. Thompson is entitled to receive (1) a cash amount in 12 equal monthly installments equal to the sum of his base salary plus his target bonus, (2) a pro-rata bonus in a lump sum, (3) accelerated vesting of the portion of his 2007 equity awards that would have vested during the one year period following the date of termination, which awards shall remain exercisable for the lesser of the six month anniversary of the last day of the fiscal quarter in which his employment terminates and the remainder of their original terms, and (4) continued participation under the Company’s medical and dental plans for 12 months.

In the event Mr. Thompson’s employment is terminated on account of death or “Disability,” in addition to receiving (i) any base salary or other compensation earned but not paid prior to the effective date of such termination, (ii) any unreimbursed business expenses and (iii) any payments, benefits, or entitlements which are vested pursuant to the Thompson Agreement or any Company plan, policy, program or other arrangement, Mr. Thompson is entitled to (1) a pro-rated bonus and (2) continued participation under the Company’s medical and dental plans for 12 months and (3) accelerated vesting of the portion of his 2007 equity awards that would have vested during the one year period following the date of termination, which awards shall remain exercisable for the lesser of the six month anniversary of the last day of the fiscal quarter in which his employment terminates and the remainder of their original terms.

Upon the occurrence of a “Change in Control” (as defined in the Thompson Agreement), all outstanding equity and long-term incentive awards shall immediately vest. In addition, Mr. Thompson is entitled to a “gross-up” to make him whole on a net after tax basis for any payments that are subject to “golden parachute” excise taxes.

The Thompson Agreement also contains certain restrictive covenant. If Mr. Thompson’s employment is terminated for any reason other than “Cause,” Mr. Thompson shall not for a period of two years from the date of such termination, which period will be reduced to one year in the event the termination occurs in connection with a notice of non-renewal, compete with the Company or solicit any Company employees or customers. Additionally, Mr. Thompson is prevented from divulging any confidential information of the Company during his employment or thereafter.

On February 4, 2008, the Company and Mr. Thompson entered into an amendment to the Thompson Agreement. Under the amendment, Mr. Thompson is employed as Executive Vice President, Business Management and Marketing. The Thompson Agreement shall be automatically extended for only two successive one-year periods commencing on December 31, 2009, such that the Thompson Agreement will not extend beyond December 31, 2011.

Effective as of May 12, 2008, the Company and Mr. Thompson entered into an amendment to the Thompson Agreement. Under the amendment, Mr. Thompson waived any right or alleged right that he may have under the Thompson Agreement to accelerated vesting of equity awards in the event of a change of control of the Company in connection with the transaction contemplated by the Equity Commitment Agreement.

Paul A. Haslanger

Mr. Haslanger entered into a change in control agreement with the Company and Foamex L.P., dated December 20, 2002 and amended on January 31, 2007 (the “Haslanger Agreement”) to be employed as Executive Vice President.  In the Haslanger Agreement, Mr. Haslanger is afforded protection against a change in control.

Upon the occurrence of a “Change in Control” (as defined in the Haslanger Agreement), if Mr. Haslanger is terminated within twelve months of the Change in Control without cause or if executive terminates with Good Reason within twelve months of the Change in Control, Mr. Haslanger shall be paid two times annual base salary and 100% of annual bonus (calculated as if the Company and Mr. Haslanger had attained 100% of performance bonus targets), payable over 24 months or as lump sum.  In addition, all stock options previously granted to Mr. Haslanger shall become fully vested and exercisable immediately.  Mr. Haslanger will continue participation in Company’s health, medical and life insurance benefits and/or coverage, provided however, that (a) such benefit continuation is subject to the terms and conditions of such plans, (b) group life insurance continuation is subject to a limit of two years following termination and (c) coverage shall cease at such time as Mr. Haslanger is covered by like plans of any other company.

Termination of Mr. Haslanger without cause not in connection with a Change in Control would trigger severance that is governed by the Company’s severance policy and as such, Mr. Haslanger would be entitled to 52 weeks of base salary.

Darrell Nance

Mr. Nance entered into a change in control agreement with the Company and Foamex L.P., dated December 20, 2002, amended on January 31, 2007, and further amended effective as of May 12, 2008 (the “Nance Agreement”), to be employed as Executive Vice President.  In the Nance Agreement, Mr. Nance is afforded protection against a change in control.

Upon the occurrence of a “Change in Control” (as defined in the Nance Agreement), if Mr. Nance is terminated within twelve months of the Change in Control without cause or if executive terminates with Good Reason within twelve months of the Change in Control, Mr. Nance shall be paid two times annual base salary and 100% of annual bonus (calculated as if the Company and Mr. Nance had attained 100% of performance bonus targets), payable over 24 months or as lump sum.  In addition, all stock options previously granted to Mr. Nance shall become fully vested and exercisable immediately.  Mr. Nance will continue participation in Company’s health, medical and life insurance benefits and/or coverage, provided however, that (a) such benefit continuation is subject to the terms and conditions of such plans, (b) group life insurance continuation is subject to a limit of two years following termination and (c) coverage shall cease at such time as Mr. Nance is covered by like plans of any other company.

Termination of Mr. Nance without cause not in connection with a Change in Control would trigger severance that is governed by the Company’s severance policy and as such, Mr. Nance would be entitled to two years of base salary.

Effective as of May 12, 2008, the Company and Mr. Nance entered into an amendment to the Nance Agreement. Under the amendment, Mr. Nance waived any right or alleged right that he may have under the Nance Agreement to accelerated vesting of equity awards in the event of a change of control of the Company in connection with the transaction contemplated by the Equity Commitment Agreement.

EMPLOYMENT AGREEMENTS - FORMER EMPLOYEES

Raymond E. Mabus, Jr.

In connection with the resignation of Mr. Mabus as Chairman and Chief Executive Officer of the Company effective April 16, 2007, the Company entered into a separation agreement with Mr. Mabus (the “Mabus Separation Agreement”). The Mabus Separation Agreement supersedes the employment agreement between the Company and Mr. Mabus, entered into on February 12, 2007, except as specifically provided in the Mabus Separation Agreement.

The Mabus Separation Agreement provides that all titles, positions and appointments Mr. Mabus held with the Company, including as a member of the Board, ceased as of April 16, 2007. Under the Mabus Separation Agreement, the Company paid Mr. Mabus a lump sum cash payment of $865,000 on April 26, 2007 and allowed Mr. Mabus to continue to participate in the Company’s medical and dental plans through December 31, 2007, at the same cost to Mr. Mabus in effect prior to his resignation. Mr. Mabus will also continue to be afforded the full benefit of his right, provided in his employment agreement, to receive a “gross-up” payment to the extent that any “golden parachute” excise taxes apply to any payments he receives from the Company.

As a condition to receiving the lump sum cash payment described above, Mr. Mabus has executed a release of certain claims against the Company and its shareholders, directors, officers, employees, agents, attorneys, affiliates, parents, predecessors, and assigns. Mr. Mabus has also agreed not to disclose any confidential information of the Company and, for the one-year period following his resignation, not to compete with the Company or solicit the Company’s employees or customers.

Gregory J. Christian

In connection with the resignation of Mr. Christian as President of the Company effective September 1, 2007, the Company entered into a separation and consulting agreement with Mr. Christian dated as of August 27, 2007 (the “Christian Agreement”). The Christian Agreement supersedes the employment agreement between the Company and Mr. Christian, entered into on February 12, 2007, except as specifically provided in the separation and consulting agreement.

The Christian Agreement provides that all titles, positions and appointments Mr. Christian held with the Company, including as a member of the Board, ceased as of September 1, 2007. Under the Christian Agreement, the Company pays Mr. Christian a cash payment of $1,600,000, payable in 52 equal bi-weekly installments and will allow Mr. Christian to continue to participate in the Company’s medical and dental plans through September 1, 2009, at the same cost to Mr. Christian in effect prior to his resignation. Mr. Christian also received a lump sum cash payment of $200,000, reflecting a pro-rata target annual bonus for 2007. In February 2008, Mr. Christian received the final distribution in the amount of $93,750 pursuant to the terms of the KERP. The Company reimbursed Mr. Christian for certain outplacement services and legal fees incurred in connection with his resignation, in each case, up to $10,000.

Pursuant to the Christian Agreement, the following options to purchase our common stock accelerated and became fully vested and exercisable as of September 1, 2007: (1) options to purchase 3,898 shares of common stock that were granted to Mr. Christian in 2007 and that would have vested as of September 1, 2008 had Mr. Christian’s employment not terminated, and (2) options to purchase 8,333 shares of common stock that was granted to Mr. Christian on April 15, 2005. These options will remain exercisable until March 30, 2008 and December 31, 2008, respectively. All shares of restricted common stock granted to Mr. Christian during 2007 were forfeited as of September 1, 2007. Any other outstanding equity awards held by Mr. Christian will be treated in accordance with the terms of the applicable plans and award agreements governing such awards.

Mr. Christian will also continue to be afforded the full benefit of his right, provided in his employment agreement, to receive a “gross-up” payment to the extent that any “golden parachute” excise taxes apply to any payments he receives from the Company.

As a condition to receiving the cash payments and other benefits described above, Mr. Christian has executed a release of certain claims against the Company and its shareholders, directors, officers, employees, agents, attorneys, affiliates, parents, predecessors, successors and assigns. Mr. Christian has also agreed not to disclose any confidential information of the Company and, for the two-year period following his resignation, not to compete with the Company, solicit the Company’s employees, suppliers or customers or divert any person or entity from doing business with the Company.

Commencing on September 1, 2007 and for a period of two years thereafter (the “Consulting Period”), Mr. Christian will serve as a consultant to the Company. The Company will pay Mr. Christian a consulting fee of $1,500, per day for such services and will reimburse Mr. Christian for all reasonable travel and out-of-pocket expenses incurred in performing his consulting services. Mr. Christian’s consulting services shall be performed at the request of the Company and may not exceed (i) four (4) days per each of the three-month periods occurring during the first year of the Consulting Period and (ii) two (2) days per each of the three-month periods occurring during the second year of the Consulting Period.

STOCK OPTION PLANS

The 2002 Stock Award Plan provides for the issuance of nonqualified and incentive stock options for common stock. Eligibility extends to employees, directors and consultants of the Company, including its subsidiaries and affiliates. At the Annual Meeting of Stockholders on May 25, 2004, stockholders approved an increase in the number of shares reserved for issuance under the 2002 Stock Award Plan by 625,000 shares. As of December 30, 2007, 1,150,000 shares of common stock were reserved for issuance under the 2002 Stock Award Plan (reflecting our reverse stock split effective April 30, 2007).

The 2002 Stock Award Plan also provides for stock appreciation rights, restricted stock, phantom stock units, performance share units and/or stock bonuses, although none of these awards have been issued. Of the 1,150,000 shares of common stock reserved under the 2002 Stock Award Plan, 125,000 of these shares are available for awards of restricted stock, phantom stock units, performance share units and/or stock bonuses.

The 1993 stock option plan, as amended, (the “1993 Stock Option Plan") provided for the issuance of nonqualified and incentive stock options for common stock. Officers and executives of the Company, including its subsidiaries and affiliates were eligible to participate. During the fourth quarter of 2003, the 1993 Stock Option Plan expired according to the provisions of the plan. Consequently, no further options can be granted under the plan. The 1993 Stock Option Plan provided for the issuance of up to 1,187,750 shares of common stock. Options outstanding on the expiration date continue to be available for the issuance of common stock under the terms and conditions at their issuance.

In connection with the Company’s bankruptcy plan of reorganization, the Company adopted the MIP. Eligibility extends to employees, directors and consultants of the Company and the MIP provides for the issuance of stock options, stock appreciation rights, restricted stock, phantom stock units, performance share units and/or stock bonuses and certain cash incentive awards. The MIP became effective on February 12, 2007. The MIP initially was authorized with 2,325,000 shares reserved for issuance. On January 18, 2008, the Compensation Committee of the Board elected to modify the MIP by deleting language that enabled the Compensation Committee to reduce or eliminate awards previously approved by the Committee. On May 9, 2008, the Board of Directors approved an increase in the number of shares for issuance under the MIP to 27,300,000 shares in total. On June 12, 2008, certain stockholders of the Company representing a majority of the shares of the Company’s common stock approved an increase in the number of shares for issuance under the MIP to 27,300,000 shares in total. Awards representing 11,435,855 shares have been made as of the date of filing this Report.

PROPOSAL TWO

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors, upon recommendation of the Audit Committee, has appointed the firm of KPMG LLP as independent registered public accounting firm for the Company for 2008. If the stockholders do not ratify this appointment, the Audit Committee will consider other independent registered public accounting firms. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will be available to respond to appropriate questions and will have the opportunity to make a statement if they so desire.

The Board of Directors unanimously recommends a vote “FOR” ratification of the appointment of KPMG LLP as independent registered public accounting firm.

AUDIT, AUDIT-RELATED, TAX AND OTHER FEES

The Company paid the following fees to KPMG LLP, the Company’s independent accountants in 2007 and 2006:

	2007	2006
Audit Fees (a)	$3,370,000	$2,550,000
Audit-Related Fees (b)	60,000	167,500
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$3,636,000	$2,717,500

(a)

Audit fees include the examination of the Company’s financial statements and those of Foamex L.P. as of and for the years ended December 30, 2007 and December 31, 2006 and the performance of quarterly reviews. In addition, 2007 included the examination of the Company’s internal control over financial reporting.

(b)

Audit related fees for 2007 consisted principally of services related to the Company’s Form S-8 for the MIP and the audit of an employee benefit plan. Audit related fees for 2006 consisted principally of consultation services on the Company’s Form S-1 for its rights offering and the audit of an employee benefit plan.

PRE-APPROVAL POLICY

Pursuant to its Charter, the Audit Committee is required to pre-approve the audit and non-audit services to be performed by the independent accountants in order to assure that the provision of such services does not impair the auditor’s independence. All of the above services were approved by the Audit Committee in accordance with its Pre-approval Policy.

Annually, the independent accountants will present to the Audit Committee services expected to be performed by the independent accountants over the next 12 months. The Audit Committee will review and, as it deems appropriate, pre-approve those services. The services and estimated fees are to be presented to the Audit Committee for consideration in the following categories: Audit, Audit-Related, Tax and All Other (each as defined in Schedule 14A under the Exchange Act). For each service listed in those categories, the Audit Committee is to receive detailed documentation indicating the specific services to be provided. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will review on at least a quarterly basis the services provided to date by the independent accountants and the fees incurred for those services. The Audit Committee may also revise the list of pre-approved services and related fees from time to time, based on subsequent determinations.

The Audit Committee has delegated pre-approval authority to any of its members. Such member is to report pre-approval decisions to the Audit Committee at the Audit Committee’s next scheduled meeting.

OTHER INFORMATION

STOCKHOLDER PROPOSALS FOR 2009

Any proposals intended to be presented to stockholders at the Company’s 2009 Annual Meeting of Stockholders must be received by the Company for inclusion in the Proxy Statement for such Annual Meeting by December 28, 2008. Such proposals must also meet other requirements of the rules of the SEC relating to stockholders’ proposals and the requirements set forth in the Company’s By-laws.

Pursuant to the By-laws, stockholders proposing business, including nominees to the Board of Directors, to be brought before the Annual Meeting must deliver written notice thereof to the Secretary of the Company not later than the close of business on the tenth day following the date on which the Company first makes public disclosure of the date of the annual meeting. The stockholder’s notice must contain a brief description of the business and reasons for conducting the business at an annual meeting, the name and address of the stockholder making the proposal, and any material interest of the stockholder in the business. The stockholder is also required to furnish a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at such meeting to propose such business.

OTHER BUSINESS

It is not anticipated that there will be presented to the Annual Meeting any business other than the election of directors and the proposals described herein, and the Board of Directors was not aware, a reasonable time before this solicitation of proxies, of any other matters which might properly be presented for action at the meeting. If any other business should come before the Annual Meeting, the persons named on the enclosed proxy card will have discretionary authority to vote all proxies in accordance with their best judgment.

Proxies in the form enclosed are solicited by or on behalf of the Board of Directors. The cost of this solicitation will be borne by the Company. In addition to the solicitation of the proxies by use of the mails, some of the officers and regular employees of the Company, without extra remuneration, may solicit proxies personally, or by telephone or otherwise.

It is important the proxies be returned promptly. Therefore, stockholders are urged to sign, date and return the enclosed proxy card in the accompanying stamped and addressed envelope, or vote by telephone or the Internet, according the instructions on the enclosed proxy card.

By Order of the Board of Directors

JOHN G. JOHNSON, JR.

June 18, 2008

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act or the Exchange Act, that might incorporate filings by reference, including this Proxy Statement, in whole or in part, the following Audit Committee Report shall not be incorporated by reference into any such filings. In addition, the following Audit Committee Report shall not be deemed to be filed under either the Exchange Act or the Securities Act.

APPENDIX A

AUDIT COMMITTEE REPORT

The Audit Committee is responsible for oversight of the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for preparing the Company’s consolidated financial statements in accordance with generally accepted accounting principles and establishing and maintaining the system of internal controls. The independent accountants are responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles. A copy of the Audit Committee Charter can be found on the Company’s web site at www.foamex.com/auditcharter2007.htm. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis and the Board of Directors last revised the charter in March 2007.

In this context, the Audit Committee has reviewed and discussed with management and its independent accountants the Company’s audited financial statements for the fiscal years ended December 30, 2007 and December 31, 2006. The Audit Committee had 7 meetings during fiscal 2007. The Audit Committee has discussed with the Company’s internal auditors and independent accountants, with and without management present, their evaluations of the Company’s internal accounting controls and the quality of financial reporting and their recommendations regarding same. The Audit Committee has discussed with the independent accountants the matters required to be discussed by Statement of Auditing Standards No. 61 (Codification of Statements of Accounting Standards, AU Sec. 380, as amended by Statement of Auditing Standards No. 90). In addition, the Audit Committee has received from the independent accountants the written disclosures and the letter required by Independent Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the independent accountants their independence from the Company and its management, including the matters in those written disclosures.

Relying on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the Company’s audited financial statements for the three years ended December 30, 2007 be included in the Company’s Annual Report on Form 10-K for the year ended December 30, 2007.

MEMBERS OF THE AUDIT COMMITTEE

THOMAS M. HUDGINS, CHAIR

EUGENE I. DAVIS

FOAMEX INTERNATIONAL INC.
Proxy for the Annual Meeting Solicited on Behalf of the Board of Directors

The undersigned hereby revokes all prior proxies and appoints Eugene I. Davis, John G. Johnson, Jr. and Andrew R. Prusky, and each of them, as proxies with full power of substitution, to vote on behalf of the undersigned the same number of shares of Foamex International Inc. Common Stock which the undersigned is then entitled to vote, at the Annual Meeting of Stockholders to be held on July 18, 2008 at 10:00 a.m., at the Company's corporate headquarters, 1000 Columbia Avenue, Linwood, Pennsylvania 19061, and at any adjournments thereof, on any matter properly coming before the meeting, and specifically the following:

The proxy will be voted as specified. If no specification is made, it will be voted for proposals 1 and 2.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù

						Mark Here for Address Change or Comments	☐

PLEASE SEE REVERSE SIDE

1.	To elect seven directors to serve until the 2009 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified:		2.	To ratify the selection of KPMG LLP as the Company's independent accountants for the fiscal year ending December 28, 2008.	FOR ☐	AGAINST ☐	ABSTAIN ☐

FOR all nominees listed (except as marked to the contrary) ☐	WITHHOLD AUTHORITY to vote for all nominees listed below ☐
			3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

01 Eugene I. Davis 02 Robert B. Burke 03 Seth Charnow	04 Thomas M. Hudgins 05 John G. Johnson, Jr. 06 David J. Lyon	07 Gregory E. Poling		Mark here if you plan to attend the Meeting			☐

Withheld for the nominees you list below: (Write that nominee's name in the space provided below.)

Signature		Signature		Date
Note: Please sign your name exactly as it is shown at the left. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give your full title as such EACH joint owner is requested to sign.

Ù FOLD AND DETACH HERE Ù

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/fmxi Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

ChooseMLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.